Registration No. 333-170818

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________
FORM S-1/A-1
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

FORTUNE VACATION TRAVEL LTD.
(Name of small business issuer in its charter)

Nevada	1081
(State or Other Jurisdiction of Organization)	(Primary Standard Industrial Classification Code)
_________________

21-2-6-1 JinHaiHua YuanDongYuan	Business Filings Incorporated
XiGangQu, DaLian	6100 Neil Road, Suite 500
LiaoNing, China 116000	Reno, Nevada 89511
0118613050500108	(800) 550-6724
(Address and telephone number of registrant's	(Name, address and telephone
executive office)	number of agent for service)
_________________

Copies to:
The Law Office of Conrad C. Lysiak, P.S.
601 West First Avenue, Suite 903
Spokane, Washington 99201
(509) 624-1475

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
If any of the securities being registered on the Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: [X]

If this Form is filed to register additional common stock for an offering under Rule 462(b) of the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed under Rule 462(c) of the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   [   ]

If this Form is a post-effective amendment filed under Rule 462(d) of the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated Filer	[ ]	Accelerated Filer	[ ]
Non-accelerated Filer	[ ]	Smaller Reporting Company	[X]
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Securities to be	Amount To Be	Offering Price	Aggregate	Registration Fee
Registered	Registered	Per Share	Offering Price	[1]

Common Stock:	2,000,000	$0.05	$100,000	$7.13

[1]           Estimated solely for purposes of calculating the registration fee under Rule 457.

REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON DATES AS THE COMMISSION, ACTING UNDER SAID SECTION 8(a), MAY DETERMINE.

Prospectus

FORTUNE VACATION TRAVEL LTD.
Shares of Common Stock
1,000,000 Minimum - 2,000,000 Maximum

Before this offering, there has been no public market for the common stock. In the event that we sell at least the minimum number of shares in this offering, of which there is no assurance, we intend to have the shares of common stock quoted on the Bulletin Board operated by the Financial Regulatory Authority. There is, however, no assurance that the shares will ever be quoted on the Bulletin Board.

We are offering up to a total of 2,000,000 shares of common stock in a direct public offering, without any involvement of underwriters or broker/dealers, 1,000,000 shares minimum, 2,000,000 shares maximum. The offering price is $0.05 per share.  In the event that 1,000,000 shares are not sold within 270 days, all money received by us will be promptly returned to you with interest and without deduction of any kind.  We will return your funds to you in the form a cashier’s check sent Federal Express on the 271st day.  If at least 1,000,000 shares are sold within 270 days, all money received by us will be retained by us and there will be no refund. Funds will be held in a separate account at HSBC, Shop 2, G/F, Dalian Gold Name Commercial Tower, No.68 Renmin Road, Dalian, Liaoning 116001, People’s Republic of China.  Its telephone number is (411) 8280-8196.  Sold securities are deemed securities which have been paid for with collected funds prior to expiration of 270 days. Collected funds are deemed funds that have been paid by the drawee bank. The foregoing account is not an escrow, trust or similar account.  It is merely a separate interest bearing savings account under our control where we have segregated your funds. There is no escrow, trust or similar account in which your subscription will be deposited. Only our sole officer and director will have access to the account. You will not have the right to withdraw your funds during the offering. You will only receive your funds back if we do not raise the minimum amount of the offering within 270 days. As a result, if we are sued for any reason and a judgment is rendered against us, your subscription could be seized in a garnishment proceeding. If we file a voluntary bankruptcy petition or our creditors file an involuntary bankruptcy petition, our assets will be seized by the bankruptcy trustee, including your subscription, and used to pay our creditors. If that happens, you will lose your investment, even if we fail to raise the minimum amount in this offering.

             All offers and sales will be made outside the United States of America to non-US residents .

There are no arrangements to place the funds in an escrow, trust, or similar account.

Our common stock will be sold on our behalf by Zhihua Zhang, our sole officer and director.  Ms. Zhang will not receive any commissions or proceeds from the offering for selling shares on our behalf.

Investing in our common stock involves risks. See “Risk Factors” starting at page 7.

	Offering Price	Expenses	Proceeds to Us
Per Share - Minimum	$0.05	$0.04	$0.01
Per Share - Maximum	$0.05	$0.02	$0.03
Minimum	$50,000	$40,000	$10,000
Maximum	$100,000	$40,000	$60,000

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is _______________________.

SUMMARY OF OUR OFFERING

Our Business

We are a start-up stage company. We are a company without revenues or operations, we have minimal assets and have incurred losses since inception. We intend to specialize in the business of corporate hospitality and high-end business travel concierge services in China.  We intend to provide assistance to corporate entities to maximize their travel experience and enable future clients to increase their own profitability by saving them time.  Within the expansive travel industry, we intend to focus on the niche market of luxury travel and concierge services.   We  believe that we  will differ from other hospitality companies by offering full concierge style services in addition to the traditional services of booking air travel and accommodations.  We  will develop a website upon completing our public offering (www.Fortunevacation.com) that will be the virtual business card and portfolio for the company, as well as its online Ahome."  It will showcase the portfolio of all past and current clients, subject to their consent, and the variety of services that we will offer.  The website will exhibit links to the service providers that we will enter into strategic alliance agreements with.   The links will provide the clients a virtual view of the properties we intend to represent and events taking place in the area they are intending to visit.  We have not generated any revenues and the only operations we have engaged in is the development of a business plan and the conceptualization of the initial website.

             We intend to accomplish the foregoing through the following milestones:

1.
Complete our public offering. We believe that we will raise sufficient capital to begin our operations. We believe this could take up to 270 days from the date the Securities and Exchange Commission declares our offering effective. We will not begin operations until we have closed this offering. We intend to concentrate all of our efforts on raising as much capital as we can during this period. The cost related to this is approximately $40,000 of which $15,887 has been paid and which we expect $24,113 will have to be paid.

2.
After completing the offering, we will immediately begin to establish our office and acquire the equipment we need to begin operations. Establishing our offices will take 7-10 days. We believe that it will cost approximately $5,000 to establish our office. We will only establish an office if we raise at least $70,000.  If we do not raise $70,000 we will continue to operate from Ms. Zhang’s home.  We do not intend to hire employees. Our sole officer and director will handle our administrative duties. A detailed breakdown of the cost of operating our office is set forth in the Use of Proceeds section of this prospectus.

3.
Within 30 days after completing our offering, we intend to contact and negotiate with high-end five-star resorts, hotels, retreats, spas, limousine services and private charter airlines to offer their products and services on our website.   We will also develop strategic relationships with travel agents, convention centers and spas.  We plan to attend industry trade shows that are oriented towards creating opportunities for us to develop important relationships with the management of luxury properties in China.  Once we have signed up a minimum of three exclusive resorts or retreats, we will hire an outside web designer to begin development on our website. We believe we should have the minimum of three strategic alliances negotiated and signed within 90 days of completing our public offering.  The negotiation of additional alliances with service providers and the development of the website will be ongoing during the life of our operations. As more service providers are added and as our customer database expands, we will have to be continually upgrading the website. We believe that it will cost up to $10,000 in order to have our website initially operational and $10,000 to have our database initially ready to receive information. Both the initial operation of the website and the database is anticipated to be ready within 60 days from the start date.  The start date will be once a minimum of three resorts or retreats have agreed to let us represent them. As additional alliances are negotiated with service providers, we will up-grade the website. As our customer base increases we will up-grade the database. Both upgrades will be ongoing during the life of our operations.

4.
As soon as our website is operational, which as we have said will be approximately 60 days from setting up our office, we will begin to market our website in the United States and in China through traditional sources such as trade magazines, conventions and conferences, newspaper advertising, billboards, telephone directories and flyers / mailers. We also intend to attend travel shows and conferences.  We intend to target business executives, corporations and high-income individuals to become potential users of our services.   We may utilize inbound links that connect directly to our website from other sites. Potential clients can simply click on these links to become connected to our website from search engines and community and affinity sites. We believe that it will cost a minimum of $5,000 for our marketing campaign. If we raise the maximum amount of proceeds from the offering, we will devote an additional $7,500 to our marketing program.  Marketing is an ongoing matter that will continue during the life of our operations. We also believe that we should begin to see results from our marketing campaign within 30 days from its initiation, or 90 days from setting up our office.

5.
Our marketing program will combine sourcing out service providers as well as clients to utilize those services.  The process of sourcing out service providers includes identifying owners and management of resorts, hotels, retreats, spas, private charter companies, etc. via the Internet and research in trade magazines and directories. This process will start as soon as we are operational and will be ongoing during the life of our operations.  Sourcing potential clients may consist of telephone surveys and may contain questions that would "qualify" the potential clients.   It will also involve research into existing databases available via the Internet to target and extract the applicable names and contacts to create our own customized database. We intend to look into the databases of travel journals, business magazines, newspapers, trade magazines as well as telephone directories.  The cost to source and analyze all of the material to identify suitable candidates to develop and maintain the database is estimated to be $10,000.

6.
Within 90 days from the initial launch of our website, we believe that we will begin booking travel arrangements for our clients. Once the website is fully operational and we have begun to book travel arrangements for our customers, we intend to hire 1 or 2 part-time salesperson(s) to call on additional hotels, resorts and service providers to introduce them to our website.

Currently we have $10,000 in cash.  Our monthly burn rate prior to completing our public offering will be nominal.  After the public offering is completed, we will begin spending the proceeds to begin operations.  Depending how much we raise in our public offering, our monthly burn rate could range from $$830 per month to $5,000 per month .

The Offering

Following is a brief summary of this offering:

Securities being offered	A minimum of 1,000,000 of common stock and a maximum of 2,000,000 shares of common stock, par value $0.0001.
Offering price per share	$0.05
Offering period	The shares are being offered for a period not to exceed 270 days.
Net proceeds to us	Approximately $10,000, assuming the minimum number of shares are sold. Approximately $60,000, assuming the maximum number of shares are sold.
Use of proceeds	We will use the proceeds to pay for offering expenses, research and exploration.
Number of shares outstanding before the offering	10,000,000
Number of shares outstanding after the offering if all of the shares are sold	12,000,000

Selected Financial Data

The following financial information summarizes the more complete historical financial information at the end of this prospectus.

As of
July 31, 2010
(Audited)
Balance Sheet
Total Assets	$10,000
Total Liabilities	$7,655
Stockholders’ Equity (Deficit)	$2,345

For the
Year Ended
July 31, 2010
(Audited)
Income Statement
Revenue	$0
Total Expenses	$7,655
Net Loss	$7,655

RISK FACTORS

Please consider the following risk factors before deciding to invest in our common stock. We discuss all material risks in the risk factors.

Risks associated with FORTUNE VACATION TRAVEL LTD.

1.  Because our auditors have issued a going concern opinion and because our officers and directors will not loan any additional money to us, we have to complete this offering to commence operations. If we do not complete this offering, we will not start our operations.

Our auditors have issued a going concern opinion. This means that there is doubt that we will be an ongoing business for the next twelve months. As of the date of this prospectus we have not commenced operations. Because our officers and directors are unwilling to loan or advance any additional capital to us, except to prepare and file reports with the SEC, we will have to complete this offering in order to commence operations.

2.  We lack an operating history and have losses that we expect to continue into the future. There is no assurance our future operations will result in profitable revenues. If we cannot generate sufficient revenues to operate profitably, we may suspend or cease operations.

We were incorporated in March 2010 and we have not started our proposed business operations or realized any revenues. We have no operating history upon which an evaluation of our future success or failure can be made. Our net loss since inception is $22,655 of which $15,000 is for legal fees, $6,800 is for audit fees and $855 is for filing fees and general office expenses.  The entire $15,000 for legal fees are fees incurred in connection with the offering of securities under this registration statement.  Further, upon this registration statement being declared effective by the SEC, we will owe our attorney an additional $10,000 in legal fees .  Our ability to achieve and maintain profitability and positive cash flow is dependent upon:

●	completion of this offering
●	our ability to locate purveyors who will provide their services/properties for resale to our clients
●	our ability to attract clients who will buy our services from us and our website
●	our ability to generate revenues through the sale of our services

Based upon current plans, we expect to incur operating losses in future periods because we will be incurring expenses and not generating revenues. We cannot guarantee that we will be successful in generating revenues in the future.  Failure to generate revenues will cause us to suspend or cease operations.

3.  We have no clients and we cannot guarantee we will ever have any. Even if we obtain clients, there is no assurance that we will make a profit.

We have no clients. We have not identified any clients and we cannot guarantee we ever will have any. Even if we obtain clients, there is no guarantee that we will be able to locate purveyors of services who are willing to provide their services or properties for resale to our clients, or that our clients will use our website to buy the products/services being offered. If we are unable to attract enough purveyors of services to offer their products/services for resale to us to offer our clients, or enough clients to buy the products/services from us and our website to operate profitably we will have to suspend or cease operations.

             4.  We have not conducted any market research into the acceptance of our services and accordingly there is no assurance we will be successful in our proposed business.

We have not conducted any market research into the acceptance of our services by the public.  Accordingly there is no assurance that we will be successful in our proposed business.  As such you could lose your entire investment.

5.  We have not penetrated the luxury travel market in China and there is no assurance that we will be able to do so and accordingly we may be unsuccessful in our proposed business.

We have not penetrated the luxury travel market in China and may be unable to do so.  If we are unsuccessful in penetrating the luxury travel market, we will fail and you could lose your investment.

6.  A permanent loss of data or a permanent loss of service on the Internet will have an adverse affect on our operations and will cause to cease doing business.

Our operations depend on the Internet and Internet based services from third-party vendors.  If we permanently lose data or permanently lose Internet service for any reason, be it technical failure or criminal acts, we will have to cease operations and you will lose your investment.

7.  Our database and website may be subject to hackers and accordingly may not be secure.  This could have an adverse affect on our operations.

There is a danger that any financial (credit card) transaction via the Internet will not be a secure transaction and subject to hackers.   As such, there may be a  loss of data or loss of service on the Internet from technical failure or criminal acts in our system specifications and in the security precautions in the development of our website. There is no assurance that such security precautions will be successful .

8.  We are solely dependent upon the funds to be raised in this offering to start our business, the proceeds of which may be insufficient to achieve revenues. We may need to obtain additional financing which may not be available.

We have not started our business. We need the proceeds from this offering to start our operations.  If the minimum of $50,000 is raised, this amount will enable us, after paying the expenses of this offering, to begin the process of locating, sourcing and negotiating with resorts, airlines, hotels and other providers of luxury services in China to form strategic alliances.  It will also enable us to initiate development on our website, begin the gathering of information for our database, initiate the development of our marketing plans and initiate the development of marketing and support material such as brochures, flyers and "fact sheets."   We may need additional funds to complete further development of our business plan to achieve a sustainable sales level where ongoing operations can be funded out of revenues. There is no assurance that any additional financing will be available or if available, on terms that will be acceptable to us.  Further, if we raise additional cash through the sale of equity securities, there will be additional dilution to existing shareholders' interests .

9.  Because we are small and do not have much capital, we must limit marketing our services to potential clients and purveyors. As a result, we may not be able to attract enough clients to operate profitably. If we do not make a profit, we may have to suspend or cease operations.

Because we are small and do not have much capital, we must limit marketing our website to potential clients and purveyors of services. The sale of products/services via our website is how we will initially generate revenues. Because we will be limiting our marketing activities, we may not be able to attract enough clients to buy or purveyors to sell products/services to operate profitably. If we cannot operate profitably, we may have to suspend or cease operations.

10.  Because our sole officer and director will only be devoting limited time to our operations, our operations may be sporadic which may result in periodic interruptions or suspensions of operations. This activity could prevent us from attracting purveyors and clients and result in a lack of revenues that may cause us to suspend or cease operations.

Our sole officer and director, Zhihua Zhang, will only be devoting limited time to our operations. Zhihua Zhang, our president and sole director will be devoting approximately 15 hours per week of her time to our operations.  Because our sole officer and director will only be devoting limited time to our operations, our operations may be sporadic and occur at times which are convenient to our officers and directors. As a result, operations may be periodically interrupted or suspended which could result in a lack of revenues and a possible cessation of operations.

11.  Because our management does not have prior experience in the marketing services via the Internet, we may have to hire individuals or suspend or cease operations.

Because our management does not have prior experience in the marketing services via the Internet, we may have to hire additional experienced personnel to assist us with our operations. If we need the additional experienced personnel and we do not hire them, we could fail in our plan of operations and have to suspend operations or cease operations entirely.

12.  Because our officers and directors have limited formal training or experience in financial accounting and management,  there may not be effective disclosure and accounting controls to comply with applicable laws and regulations which could result in fines, penalties and assessments against us.

Zhihua Zhang, our sole officer and director has limited formal training and experience in financial accounting and management, however, she is responsible for our managerial and organizational structure which will include preparation of disclosure and accounting controls under the Sarbanes Oxley Act of 2002.  While Ms. Zhang has limited formal training in financial accounting matters and no previous experience with U.S. companies or U.S. Generally Accepted Accounting Principles, she has been preparing the financial statements that have been audited and reviewed by our auditors and included in this prospectus. When the disclosure and accounting controls referred to above are implemented, she will be responsible for the administration of them.  Should she not have sufficient experience, she may be incapable of creating and implementing the controls.  Lack of proper controls could cause our financial statements to be inaccurate which will give us an incorrect view of our financial condition and mislead us into believing our operations are being conducted correctly.  As a result, investors will be misled about our financial condition and the quality of our operations.  This inaccurate reporting could cause us to be subject to sanctions and fines by the SEC which ultimately could cause you to lose your investment, however, because of the small size of our expected operations, we believe that she will be able to monitor the controls she will have created and will be accurate in assembling and providing information to investors.  As of the date of this prospectus we have not undertaken an evaluation of our internal controls .

13.  Because we do not have an escrow or trust account for your subscription, if we file for bankruptcy protection or are forced into bankruptcy, or a creditor obtains a judgment against us and attaches the subscription, or our sole officer and director misappropriates the funds for her own use, you will lose your investment.

Your funds will not be placed in an escrow or trust account.  Accordingly, if we file for bankruptcy protection or a petition for involuntary bankruptcy is filed by creditors against us, your funds will become part of the bankruptcy estate and administered according to the bankruptcy laws.  If a creditor sues us and obtains a judgment against us, the creditor could garnish the bank account and take possession of the subscriptions.  As such, it is possible that a creditor could attach your subscription which could preclude or delay the return of money to you.  Further, Ms. Zhang will have the power to appropriate the money we raise.  As such, she could withdraw the funds without your knowledge for her own use.  If that happens, you will lose your investment and your funds will be used to pay creditors.

14.  Since our headquarters are located in China  and our assets and key personnel are located in China, you may not be able to enforce any United States judgment for claims you may bring against us, our assets, our key personnel or the experts named in this prospectus.

While we are organized under the laws of State of Nevada, our headquarters, assets, and sole officer and director are located outside the United States.  As a result, it may be impossible for you to affect service of process within the United States upon us or these persons or to enforce against us or these persons any judgments in civil and commercial matters, including judgments under United States federal securities laws.  In addition, a Chinese court may not permit you to bring an original action in China or to enforce in China a judgment of a U.S. court based upon civil liability provisions of U.S. federal securities laws.

             15.  Under the New Enterprise Income Tax, or EIT, Law, we may be classified as a "resident enterprise" of China. Such classification will likely result in unfavorable tax consequences to us and our non-PRC stockholders.

China passed the New EIT Law and its implementing rules, both of which became effective on January 1, 2008. Under the New EIT Law, an enterprise established outside of China with "de facto management bodies" within China is considered a "resident enterprise," meaning that it can be treated in a manner similar to a Chinese enterprise for enterprise income tax purposes. The implementing rules of the New EIT Law define de facto management as "substantial and overall management and control over the production and operations, personnel, accounting, and properties" of the enterprise. In addition, a recent circular issued by the State Administration of Taxation on April 22, 2009 regarding the standards used to classify certain Chinese-invested enterprises controlled by Chinese enterprises or Chinese group enterprises and established outside of China as "resident enterprises" clarified that dividends and other income paid by such "resident enterprises" will be considered to be PRC source income, subject to PRC withholding tax, currently at a rate of 10%, when recognized by non-PRC enterprise shareholders. This recent circular also subjects such "resident enterprises" to various reporting requirements with the PRC tax authorities.
In addition, the recent circular mentioned above sets out criteria for determining whether "de facto management bodies" are located in China for overseas incorporated, domestically controlled enterprises. However, as this circular only applies to enterprises established outside of China that are controlled by PRC enterprises or groups of PRC enterprises, it remains unclear how the tax authorities will determine the location of "de facto management bodies" for overseas incorporated enterprises that are controlled by individual PRC residents like us .

Therefore, although all of our management is currently located in the PRC, it remains unclear whether the PRC tax authorities would require or permit our overseas registered entities to be treated as PRC resident enterprises.  If the PRC tax authorities determine that we are a "resident enterprise" for PRC enterprise income tax purposes, a number of unfavorable PRC tax consequences could follow. First, we may be subject to the enterprise income tax at a rate of 25% on our worldwide taxable income as well as PRC enterprise income tax reporting obligations. In our case, this would mean that income would be subject to PRC enterprise income tax at a rate of 25%. Second, it is possible that future guidance issued with respect to the new "resident enterprise" classification could result in a situation in which a 10% withholding tax is imposed on dividends we pay to our non-PRC stockholders and with respect to gains derived by our non-PRC stockholders from transferring our shares.

Dividends declared and paid from pre-January 1, 2008 distributable profits are grandfathered under the New EIT Law and are not subject to withholding tax .

Risks associated with this offering:

16.  Because our sole officer and director who is also our sole promoter, will own more than 50% of the outstanding shares after this offering, she will retain control of us and be able to decide who will be directors and you may not be able to elect any directors which could decrease the price and marketability of the shares.

Even if we sell all 2,000,000 shares of common stock in this offering, Ms. Zhihua Zhang will still own 10,000,000 shares and will continue to control us. As a result, after completion of this offering, regardless of the number of shares we sell, Ms. Zhang will be able to elect all of our directors and control our operations, which could decrease the price and marketability of the shares.

17.  Because there is no public trading market for our common stock, you may not be able to resell your stock.

There is currently no public trading market for our common stock. Therefore there is no central place, such as stock exchange or electronic trading system, to resell your shares. If you do want to resell your shares, you will have to locate a buyer and negotiate your own sale.

18.  Because the SEC imposes additional sales practice requirements on brokers who deal in our shares that are penny stocks, some brokers may be unwilling to trade them. This means that you may have difficulty reselling your shares and this may cause the price of the shares to decline.

Our shares would be classified as penny stocks and are covered by Section 15(g) of the Securities Exchange Act of 1934 and the rules promulgated thereunder which impose additional sales practice requirements on brokers/dealers who sell our securities in this offering or in the aftermarket.  For sales of our securities, the broker/dealer must make a special suitability determination and receive from you a written agreement prior to making a sale for you.  Because of the imposition of the foregoing additional sales practices, it is possible that brokers will not want to make a market in our shares. This could prevent you from reselling your shares and may cause the price of the shares to decline.

USE OF PROCEEDS

Our offering is being made on a self-underwritten $50,000 minimum, $100,000 maximum basis. The table below sets forth the use of proceeds if $50,000,  $60,000, $70,000, $80,000, $90,000 or $100,000 of the offering is sold.

Gross proceeds	$50,000	$60,000	$70,000	$80,000	$90,000	$100,000

Offering expenses	$40,000	$40,000	$40,000	$40,000	$40,000	$40,000
Net proceeds	$10,000	$20,000	$30,000	$40,000	$50,000	$60,000

The net proceeds will be used as follows:

Website development	$5,000	$6,000	$7,000	$8,000	$9,000	$10,000
Database	$0	$2,000	$4,000	$6,000	$8,000	$10,000
Marketing and advertising	$2,500	$5,000	$10,000	$12,000	$16,000	$20,000
Establishing an office	$0	$3,000	$4,000	$7,000	$8,000	$10,000
Audit, Accounting and filing fees	$1,000	$2,000	$3,000	$4,000	$5,000	$6,000
Attending Industry Trade Shows	$1,000	$1,000	$1,000	$1,000	$1,000	$1,000
Working capital	$500	$1,000	$1,000	$2,000	$3,000	$3,000

Total offering expenses are $40,000. Of the $40,000, the amounts to be paid from the proceeds for expenses of the offering are: $25,000 for legal fees; $14,092.87 for audit and accounting fees; $200.00 for printing expenses; $700.00 for our transfer agent; and $7.13 for our SEC filing fee.  The foregoing are approximations.  If Zhihua Zhang, our sole officer and director advances any of the offering expenses, she will be reimbursed from the proceeds of this offering and the offering expenses will be reduced by the amount paid to Ms Zhang.  In no event will the amounts reimbursed to Ms. Zhang plus the offering expenses set forth above exceed $40,000.00.  In the event that Ms. Zhang advances more than $30,000 for offering expenses, the amount exceeding the $30,000.00 will be reduced to a promissory note and repaid to Ms. Zhang from revenues generated by us.  Currently, Ms Zhang has advanced the sum of $15,855 all of which is reimbursable .

Upon the completion of this offering, we intend to immediately initiate the development of our website "www.fortunevacation.com ." We intend to hire an outside web designer to assist us in designing and building our website. We intend to develop and maintain a database of potential clients who have either established or have indicated a preference to travel in luxury. We will identify those travelers who would enable us to fulfill our objective of providing unique luxury travel experiences for discriminating clients.  The initial names to be inputted into the database will be from acquaintances of our president, Mr. Zhang. We will identify other candidates for our database from information available from business journals, other Internet web sites, the business and travel sections of the newspapers, magazines, periodicals and information we accumulate and seek alliances and collaboration with hotels, lodges, resorts and travel agencies. The feasibility of collecting the data is high. We believe it will take approximately two months to create a workable database. We do not know how many individuals fit into the client profile that we have identified - business executives and other professionals seeking value-added services to their travel.

We intend to begin assembling our database with potential customers we locate throughout China. The estimated cost to develop and maintain the database is $2,500 to $10,000.  We will only assemble a data basis if we raise at least $60,000.

Marketing and advertising will be focused on promoting our website to prospective travelers based on the list of prospects developed from our database and the market survey. The advertising campaign will include the design and printing of various sales materials. The cost of developing the campaign is estimated to be between $2,500 to $10,000.

We intend to establish an office to maintain the website and database. This will include physical office space, computer equipment, telephones and other assets as required to maintain the operations. We will only establish an office if we raise at least $70,000.  If we do not raise at least $70,000, we will operate out of Ms. Zhang’s home.

If we raise the maximum amount under this offering, we intend to pay salaries to outside employees or consultants to assist our officer in managing our business. In addition, we intend to hire one or two sales employees to handle Internet transactions with our clients.

Working capital is the cost related to operating our office. It is comprised of expenses for rent, telephone service, mail, stationary, accounting, acquisition of office equipment and supplies, expenses of filing reports with the SEC, travel, and general working capital.

Upon the completion of this offering, we intend to immediately initiate the development of our website "www.Fortunevacation.com". We intend to hire an outside web designer to assist us in designing and building our website.  We intend to develop and maintain a database of potential clients who have either established or have indicated a preference to travel in luxury.  We will identify those travelers who would enable us to fulfill our objective "to provide unique luxury travel experiences for discriminating clients in China."  The initial names to be inputted into the database will be culled from the past business associates of Ms. Zhang.   We will identify other candidates for our database from information available from business journals, other Internet web sites, the business and travel sections of the newspapers, magazines, periodicals and information we accumulate and seek alliances and collaboration with hotels, lodges, resorts and travel agencies. The feasibility of collecting the data is high. We believe it will take approximately two months to create a workable database. We do not know how many individuals fit into the client profile that we have identified - business executives and other professionals seeking value-added services to their travel.

             The amounts allocated to the various categories vary with the amount of money raised.  If we raise the minimum amount, we will receive sufficient proceeds; coupled with funds Ms. Zhang will advance for our licenses, to begin our operations.  With increasing amounts raised from the offering we will be able to dedicate more funds to the categories and expand our operations.  For example with increased proceeds we can develop a more expansive data base and marketing program.  The more we spend on our data base, the more statistical information can be extrapolated from the information we accumulate.  Likewise a more expansive marketing program will attract more customers to us.  There is no assurance, however, that our plan of operation will allow us to generate any revenue or ever allow us to operate profitably .

DETERMINATION OF OFFERING PRICE

The price of the shares we are offering was arbitrarily determined in order for us to raise up to a total of $100,000 in this offering. The offering price bears no relationship whatsoever to our assets, earnings, book value or other criteria of value. Among the factors considered were:

●	our lack of operating history;
●	the proceeds to be raised by the offering;
●	the amount of capital to be contributed by purchasers in this offering in proportion to the amount of stock to be retained by our existing Stockholders; and,
●	our relative cash requirements.

DILUTION OF THE PRICE PUBLIC SHAREHOLDERS PAY FOR THEIR SHARES

Dilution represents the difference between the offering price and the net tangible book value per share immediately after completion of this offering. Net tangible book value is the amount that results from subtracting total liabilities and intangible assets from total assets. Dilution arises mainly as a result of our arbitrary determination of the offering price of the shares being offered. Dilution of the value of the shares public shareholders purchase is also a result of the lower book value of the shares held by our existing stockholders.

As of October 31, 2010, the net tangible book value of our shares of common stock was $1,000 or approximately $0.0001 per share based upon 10,000,000 shares outstanding.

If 2,000,000 Shares Are Sold:

Upon completion of this offering, in the event all of the shares are sold, the net tangible book value of the 12,000,000 shares to be outstanding will be $60,866 or approximately $0.0051 per share. The net tangible book value of the shares held by our existing stockholders will be increased by $0.0050 per share without any additional investment on their part.  Public shareholders will incur an immediate dilution from $0.05 per share to $0.0051 per share.

After completion of this offering, if 2,000,000 shares are sold,  public shareholders  will own approximately 16.67% of the total number of shares then outstanding for which  public shareholders  will have made a cash investment of $100,000, or $0.05 per share. Our existing stockholder will own approximately 83.33% of the total number of shares then outstanding, for which he has made contributions of cash totaling $10,000 or approximately $0.001 per share.

If 1,500,000 Shares Are Sold:

Upon completion of this offering, in the event 1,500,000 shares are sold, the net tangible book value of the 11,500,000 shares to be outstanding will be $35,866 or approximately $0.0032 per share. The net tangible book value of the shares held by our existing stockholders will be increased by $0.0031 per share without any additional investment on their part.  Public shareholders will incur an immediate dilution from $0.05 per share to $0.0032 per share.

After completion of this offering, if 1,500,000 shares are sold,  public shareholders  will own approximately 13.04% of the total number of shares then outstanding for which  public shareholders  will have made a cash investment of $75,000, or $0.05 per share. Our existing stockholder will own approximately 86.96% of the total number of shares then outstanding, for which he has made contributions of cash totaling $10,000 or approximately $0.001 per share.

If the 1,000,000 Shares Are Sold:

Upon completion of this offering, in the event 1,000,000 shares are sold, the net tangible book value of the 11,000,000 shares to be outstanding will be $10,866, or approximately $0.0010 per share. The net tangible book value of the shares held by our existing stockholders will be increased by $0.0009 per share without any additional investment on their part.  Public shareholders will incur an immediate dilution from $0.05 per share to $0.0010 per share.

After completion of this offering, if 1,000,000 shares are sold,  public shareholders  will own approximately 9.09% of the total number of shares then outstanding for which  public shareholders  will have made a cash investment of $50,000, or $0.05 per share. Our existing stockholder will own approximately 90.91% of the total number of shares then outstanding, for which he has made contributions of cash totaling $10,000 or approximately $0.001 per share.

The following table compares the differences of public shareholders’ investment in our shares with the investment of our existing stockholders.

Existing Stockholders if all of the Shares are Sold:

Price per share	$0.05
Net tangible book value per share before offering	$0.0001
Potential gain to existing shareholders	$0.0050
Net tangible book value per share after offering	$0.0051
Increase to present stockholders in net tangible book value per share
after offering	$0.0050
Capital contributions	$10,000
Number of shares outstanding before the offering	10,000,000
Number of shares after offering assuming the sale of the maximum
number of shares	12,000,000
Percentage of ownership after offering	83.33%

Purchasers of Shares in this Offering if 2,000,000 Shares Sold

Price per share	$0.05
Dilution per share	$0.0449
Capital contributions	$100,000
Number of shares after offering held by public investors	2,000,000
Percentage of capital contributions by existing shareholders	9.09%
Percentage of capital contributions by new investors	90.91%
Percentage of ownership after offering	16.67%

Purchasers of Shares in this Offering if 1,500,000 Shares Sold

Price per share	$0.05
Dilution per share	$0.0468
Capital contributions	$75,000
Number of shares after offering held by public investors	1,500,000
Percentage of capital contributions by existing shareholders	11.76%
Percentage of capital contributions by new investors	88.24%
Percentage of ownership after offering	13.04%

Purchasers of Shares in this Offering if 1,000,000 Shares Sold

Price per share	$0.05
Dilution per share	$0.0490
Capital contributions	$50,000
Number of shares after offering held by public investors	1,000,000
Percentage of capital contributions by existing shareholders	16.67%
Percentage of capital contributions by new investors	83.33%
Percentage of ownership after offering	9.09%

PLAN OF DISTRIBUTION; TERMS OF THE OFFERING

We are offering 2,000,000 shares of common stock on a self-underwritten basis, 1,000,000 shares minimum, 2,000,000 shares maximum. The offering price is $0.05 per share. Funds from this offering will be placed in a separate bank account at HSBC, Shop 2, G/F, Dalian Gold Name Commercial Tower, No.68 Renmin Road, Dalian, Liaoning 116001, People’s Republic of China.  Its telephone number is (411) 8280-8196. The funds will be maintained in the separate bank until we receive a minimum of $50,000 at which time we will remove those funds and use them as set forth in the Use of Proceeds section of this prospectus. This account is not an escrow, trust or similar account.  It is merely a separate interest bearing savings account under our control where we have segregated your funds.  Your subscription will only be deposited in a separate bank account under our name. As a result, if we are sued for any reason and a judgment is rendered against us, your subscription could be seized in a garnishment proceeding and you could lose your investment.  Further, if we file a voluntary bankruptcy petition or our creditors file an involuntary bankruptcy petition, our assets will be seized by the bankruptcy trustee, including your subscription, and used to pay our creditors. If that happens, you will lose your investment, even if we fail to raise the minimum amount in this offering.  As a result, there is no assurance that your funds will be returned to you if the minimum offering is not reached. Any funds received by us thereafter will immediately used by us.

If we do not receive the minimum amount of $50,000 within 270 days of the effective date of our registration statement, all funds will be promptly returned to you with interest and without a deduction of any kind. We will return your funds to you in the form a cashier’s check sent Federal Express on the 271st day.  During the 270 day period, no funds will be returned to you. You will only receive a refund of your subscription if we do not raise a minimum of $50,000 within the 270 day period referred to above. There are no finders involved in our distribution. Officers, directors, affiliates or anyone involved in marketing the shares will not be allowed to purchase shares in the offering. You will not have the right to withdraw your funds during the offering. You will only have the right to have your funds returned if we do not raise the minimum amount of the offering or there would be a change in the material terms of the offering. The following are material terms that would allow you to be entitled to a refund of your money:

●	extension of the offering period beyond 270 days;
●	an extension of the date by which we must sell the minimum number of shares;
●	change in the use of proceeds;
●	change in the offering price;
●	change in the minimum sales requirement;
●	change to allow sales to affiliates in order to meet the minimum sales requirement;
●	change in the amount of proceeds necessary to release the proceeds held in the separate bank account.

If any of the foregoing events occur, we will file a post-effective amendment to this registration statement, including updated disclosure and financial statements where necessary, and we will return at least contemporaneously with the filing of the post-effective amendment, all investor proceeds.

We will sell the shares in this offering through Zhihua Zhang, our sole officer and director.  She will receive no commission from the sale of any shares. She will not register as a broker/dealer under section 15 of the Securities Exchange Act of 1934 in reliance upon Rule 3a4-1. Rule 3a4-1 sets forth those conditions under which a person associated with an issuer may participate in the offering of the issuer’s securities and not be deemed to be a broker/dealer. The conditions are that:

1. The person is not statutorily disqualified, as that term is defined in Section 3(a)(39) of the Act, at the time of his participation; and,

2. The person is not compensated in connection with his participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities;

3. The person is not at the time of their participation, an associated person of a broker/dealer; and,

4. The person meets the conditions of Paragraph (a)(4)(ii) of Rule 3a4-1 of the Exchange Act, in that he (A) primarily performs, or is intended primarily to perform at the end of the offering, substantial duties for or on behalf of the issuer otherwise than in connection with transactions in securities; and (B) is not a broker or dealer, or an associated person of a broker or dealer, within the preceding twelve (12) months; and (C) do not participate in selling and offering of securities for any issuer more than once every twelve (12) months other than in reliance on Paragraphs (a)(4)(i) or (a)(4)(iii).

Ms. Zhang is not statutorily disqualified, is not being compensated, and is not associated with a broker/dealer. She is and will continue to be our sole officer and director at the end of the offering and has not been during the last twelve months and is currently not a broker/dealer or associated with a broker/dealer.  She will not participate in selling and offering securities for any issuer more than once every twelve months.

Only after our registration statement is declared effective by the SEC, do we intend to advertise, through tombstones, and hold investment meetings. We will not utilize the Internet to advertise our offering. Ms. Zhang will also distribute the prospectus to potential investors at the meetings, to business associates and to his friends and relatives who are interested in us and a possible investment in the offering. No shares purchased in this offering will be subject to any kind of lock-up agreement.

Management and affiliates thereof will not purchase shares in this offering to reach the minimum.

All of our shares of common stock will be sold outside the United States of America.  No shares of our common stock will be sold inside the United States of America.

Section 15(g) of the Exchange Act - Penny Stock Disclosure

Our shares are “penny stocks” covered by section 15(g) of the Securities Exchange Act of 1934, as amended, and Rules 15g-1 through 15g-6 promulgated thereunder. They imposes additional sales practice requirements on broker/dealers who sell such securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $1,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouses). For transactions covered by the Rule, the broker/dealer must make a special suitability determination for the purchase and have received the purchaser’s written agreement to the transaction prior to the sale. Consequently, the Rule may affect the ability of broker/dealers to sell our securities and also may affect your ability to resell your shares.

Section 15(g) also imposes additional sales practice requirements on broker/dealers who sell penny securities. These rules require a one page summary of certain essential items. The items include the risk of investing in penny stocks in both public offerings and secondary marketing; terms important to in understanding of the function of the penny stock market, such as “bid” and “offer” quotes, a dealers “spread” and broker/dealer compensation; the broker/dealer compensation, the broker/dealers duties to its customers, including the disclosures required by any other penny stock disclosure rules; the customers rights and remedies in causes of fraud in penny stock transactions; and, the FINRA’s toll free telephone number and the central number of the North American Administrators Association, for information on the disciplinary history of broker/dealers and their associated persons. While Section 15(g) and Rules 15g-1 through 15g-6 apply to broker/dealers, they do not apply to us.

Rule 15g-1 exempts a number of specific transactions from the scope of the penny stock rules.

Rule 15g-2 declares unlawful broker/dealer transactions in penny stocks unless the broker/dealer has first provided to the customer a standardized disclosure document.

Rule 15g-3 provides that it is unlawful for a broker/dealer to engage in a penny stock transaction unless the broker/dealer first discloses and subsequently confirms to the customer current quotation prices or similar market information concerning the penny stock in question.

Rule 15g-4 prohibits broker/dealers from completing penny stock transactions for a customer unless the broker/dealer first discloses to the customer the amount of compensation or other remuneration received as a result of the penny stock transaction.

Rule 15g-5 requires that a broker/dealer executing a penny stock transaction, other than one exempt under Rule 15g-1, disclose to its customer, at the time of or prior to the transaction, information about the sales persons compensation.

Rule 15g-6 requires broker/dealers selling penny stocks to provide their customers with monthly account statements.

Again, the foregoing rules apply to broker/dealers. They do not apply to us in any manner whatsoever. Again, the application of the penny stock rules may affect your ability to resell your shares. The application of the penny stock rules may affect your ability to resell your shares because many brokers are unwilling to buy, sell or trade penny stocks as a result of the additional sales practices imposed upon them which are described in this section.

Regulation M

We are subject to Regulation M of the Securities Exchange Act of 1934. Regulation M governs activities of underwriters, issuers, selling security holders, and others in connection with offerings of securities. Regulation M prohibits distribution participants and their affiliated purchasers from bidding for purchasing or attempting to induce any person to bid for or purchase the securities being distributed.

Offering Period and Expiration Date

This offering will start on the date of this registration statement is declared effective by the SEC and continue for a period of 270 days, unless the offering is completed or otherwise terminated by us.

We will not accept any money until this registration statement is declared effective by the SEC.

Procedures for Subscribing

We will not accept any money until this registration statement is declared effective by the SEC. Once the registration statement is declared effective by the SEC, if you decide to subscribe for any shares in this offering, you must

1. execute and deliver a subscription agreement, a copy of which is included with the prospectus.

2. deliver a check or certified funds to us for acceptance or rejection.

All checks for subscriptions must be made payable to “FORTUNE VACATION TRAVEL LTD.”

The shares of common stock will only be sold outside the United States of America to non residents of the United States.    Ms Zhang, our sole officer and director, has contacts in China who are interested in investing in any travel related projects that she becomes involved.  The people that will invest want liquidity in their shares. They are only willing to invest if the shares are registered. Liquidity is unavailable if we sell unregistered restricted shares.  That is why we are registering the shares .

Right to Reject Subscriptions

We have the right to accept or reject subscriptions in whole or in part, for any reason or for no reason. All monies from rejected subscriptions will be returned immediately by us to the subscriber, without interest or deductions. Subscriptions for securities will be accepted or rejected within 48 hours after we receive them.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATION

This section of the prospectus includes a number of forward-looking statements that reflect our current views with respect to future events and financial performance. Forward-looking statements are often identified by words like: believe, expect, estimate, anticipate, intend, project and similar expressions, or words which, by their nature, refer to future events. You should not place undue certainty on these forward-looking statements, which apply only as of the date of this prospectus. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or out predictions.

Plan of Operation

We are a start-up stage corporation and have not started operations or generated or realized any revenues from our business operations.

Our auditors have issued a going concern opinion. This means that our auditors believe there is substantial doubt that we can continue as an on-going business for the next twelve months unless we obtain additional capital to pay our bills. This is because we have not generated any revenues and no revenues are anticipated until we complete the development of our website and begin earning commissions from travel services. We believe the technical aspects of our website will be sufficiently developed to use for our operations 90 days from the completion of our offering. Accordingly, we must raise cash from sources other than operations. Our only other source for cash at this time is investments by others in our company. We must raise cash to implement our project and begin our operations. Even if we raise the maximum amount of money in this offering, we do not know how long the money will last, however, we do believe it will last twelve months. We will not begin operations until we raise money from this offering.

To meet our need for cash we are attempting to raise money from this offering. We believe that we will be able to raise enough money through this offering to begin operations but we cannot guarantee that once we begin operations we will stay in business after operations have commenced.  If we are unable to successfully negotiate strategic alliances with purveyors of services to enable us to offer these services to our clients, or if we are unable to attract enough clients to utilize our services, we may quickly use up the proceeds from the minimum amount of money from this offering and will need to find alternative sources, like a second public offering, a private placement of securities, or loans from our officers or others in order for us to maintain our operations. At the present time, we have not made any arrangements to raise additional cash, other than through this offering.

If we need additional cash and cannot raise it we will either have to suspend operations until we do raise the cash, or cease operations entirely. If we raise the minimum amount of money from this offering, it will last a year but with limited funds available to develop growth strategy.  If we raise the maximum amount, we believe the money will last a year and also provide funds for growth strategy.   If we raise less than the maximum amount and we need more money we will have to revert to obtaining additional money as described in this paragraph. Other than as described in this paragraph, we have no other financing plans.

Plan of Operation

Assuming we raise the minimum amount in this offering, we believe we can satisfy our cash requirements during the next 12 months. We will not be conducting any product research or development. We do not expect to purchase or sell plant or significant equipment. Further we do not expect significant changes in the number of employees.

Upon completion of our public offering, our specific goal is to profitably sell our services on our Internet website to the luxury market travelers. We intend to accomplish the foregoing through the following milestones:

1.
Complete our public offering. We believe that we will raise sufficient capital to begin our operations. We believe this could take up to 270 days from the date the Securities and Exchange Commission declares our offering effective. We will not begin operations until we have closed this offering. We intend to concentrate all of our efforts on raising as much capital as we can during this period.

2.
After completing the offering, we will immediately begin to establish our office and acquire the equipment we need to begin operations. Establishing our offices will take 7-10 days. We believe that it will cost $5,000 to establish our office. We will only establish an office if we raise at least $70,000.  If we do not raise $70,000 we will continue to operate from Ms. Zhang’s home.  We do not intend to hire employees. Our sole officer and director will handle our administrative duties. A detailed breakdown of the cost of operating our office is set forth in the Use of Proceeds section of this prospectus.   We will not begin operations unless we raise the minimum amount of the offering.

3.	Our next set will be complying with China’s laws for becoming a travel agent. This will require us to perform the following and we expect it to take six months to accomplish:

Step One: We apply to the local agency of State Administration for Industry and Commerce ("SAIC") for a preapproval letter for the name of the contemplated travel agency. In general, the valid period of a preapproval letter for the name will be six months and subject to extension for another six months.

Step Two: The investor supplies the CNTA with the following documents in order to obtain a permission opinion letter concerning foreign investment in travel agency business:

•  The establishment application letter containing the name of the contemplated travel agency; address of the contemplated travel agency; company form (e.g., wholly foreign-owned, Sino-foreign equity joint venture, or Sino-foreign cooperation joint venture); name of investor(s); amount of registered capital to be contributed and contribution method (e.g., in cash or in kind); the full name of the approval authority in charge; and the date of the application.
•  The resume and the identity document (e.g., the photocopy of a passport) of the contemplated legal representative of the contemplated travel agency.
•  The articles of association of the contemplated travel agency.
•  The document in connection with the capital contribution verification issued by a competent entity (e.g., an accounting firm).
•  The document proving the availability of the business office (e.g., a lease agreement if rented or a real estate ownership certificate if self-owned).
•  The ownership documentation in connection with the business facilities.
•  The preapproval letter for the name of contemplated travel agency issued by the SAIC's local agency.

The capital contribution verification document is not usually required during the name preapproval process in the establishment of a foreign-invested company because such foreign exchange account is usually allowed to be opened only after issuance of the approval certificate by Ministry of Commerce ("MOFCOM") mentioned in Step Three below. Based on consultations with CNTA, MOFCOM's local agency, and the State Administration of Foreign Exchange ("SAFE"), foreign investor will apply to SAFE's local agency to open a temporary foreign currency bank account and contribute registered capital into this temporary bank account for issuance of a registered capital verification document to fulfill this requirement. However, none of the authorities consulted have accepted an application based on the Travel Agency Regulations, and the process of obtaining the verification document may be subject to differing interpretations.

Step Three: The investor applies to MOFCOM's local agency for the approval certificate for the establishment of foreign-invested enterprises with the following application documents:

•  The permission opinion letter concerning foreign investment in travel agency business.
•  The articles of association of the contemplated travel agency.
•  The equity joint venture contract or the cooperation joint venture contract in case of a Sino-foreign joint invested travel agency.
•  Other required documents.

Step Four: The investor goes back to CTNA to obtain a travel agency business operation permit.

Step Five: The investor registers with SAIC's local agency for issuance of the business license .

4.
Within 30 days after completing our offering, we intend to contact and negotiate with high-end five-star resorts, hotels, retreats, spas, limousine services and private charter airlines to offer their products and services on our website.   We will also develop strategic relationships with travel agents, convention centers and spas.  We plan to attend industry trade shows that are oriented towards creating opportunities for us to develop important relationships with the management of luxury properties in China.  Once we have  completed our public offering , we will hire an outside web designer to begin development on our website.   There is no assurance that we will be able to enter into alliances with any resorts or hotels .  We believe we should have the minimum of three strategic alliances negotiated and signed within 90 days of completing our public offering.  The negotiation of additional alliances with service providers and the development of the website will be ongoing during the life of our operations.  We have not commenced any negotiations with potential candidates and there is no assurance that we will ever be successful in entering into any alliances .  As more service providers are added and as our customer database expands, we will have to be continually upgrading the website. We believe that it will cost up to $10,000 in order to have our website initially operational and $10,000 to have our database initially ready to receive information.   This includes the cost of maintaining both during the next 12 months .  Both the initial operation of the website and the database is anticipated to be ready within 60 days from the start date.  The start date will be once a minimum of three resorts or retreats have agreed to let us represent them. As additional alliances are negotiated with service providers, we will up-grade the website. As our customer base increases we will up-grade the database. Both upgrades will be ongoing during the life of our operations.

5.
As soon as our website is operational, which as we have said will be approximately 60 days from setting up our office, we will begin to market our website in the United States and in China through traditional sources such as trade magazines, conventions and conferences, newspaper advertising, billboards, telephone directories and flyers / mailers. We also intend to attend travel shows and conferences.  We intend to target business executives, corporations and high-income individuals to become potential users of our services.   We may utilize inbound links that connect directly to our website from other sites. Potential clients can simply click on these links to become connected to our website from search engines and community and affinity sites. We believe that it will cost a minimum of $2,500 for our marketing campaign. If we raise the maximum amount of proceeds from the offering, we will devote an additional $17,500 to our marketing program.  Marketing is an ongoing matter that will continue during the life of our operations. We also believe that we should begin to see results from our marketing campaign within 30 days from its initiation, or 90 days from setting up our office.

6.
Our marketing program will combine sourcing out service providers as well as clients to utilize those services.  The process of sourcing out service providers includes identifying owners and management of resorts, hotels, retreats, spas, private charter companies, etc. via the Internet and research in trade magazines and directories. This process will start as soon as we are operational and will be ongoing during the life of our operations.  Sourcing potential clients may consist of telephone surveys and may contain questions that would "qualify" the potential clients.   It will also involve research into existing databases available via the Internet to target and extract the applicable names and contacts to create our own customized database. We intend to look into the databases of travel journals, business magazines, newspapers, trade magazines as well as telephone directories.  The cost to source and analyze all of the material to identify suitable candidates to develop and maintain the database is estimated to be $10,000.

7.
Within 90 days from the initial launch of our website, we believe that we will begin booking travel arrangements for our clients. Once the website is fully operational and we have begun to book travel arrangements for our customers, we intend to hire 1 or 2 part-time salesperson(s) to call on additional hotels, resorts and service providers to introduce them to our website.

In summary, we should be in full operation and receiving orders within 200 days of completing our offering. We estimate that we will generate revenue 220 to 280 days after beginning operations.

Until our website is fully operational, we do not believe that clients will use our services to book their travel arrangements.  We believe, however, that once our website is operational and we are able to provide a wide selection of services that we can offer to potential clients, they will utilize our services as their "personal concierge" for their travel needs.   This conclusion is based on Ms. Zhang’s experience as a travel agent .

If we are unable to negotiate suitable terms with service providers to enable us to represent their companies, or if we are unable to attract clients to use our services, we may have to suspend or cease operations.

If we cannot generate sufficient revenues to continue operations, we will suspend or cease operations. If we cease operations, we do not know what we will do and we do not have any plans to do anything else.

Limited operating history; need for additional capital

There is no historical financial information about us upon which to base an evaluation of our performance. We are in start-up stage operations and have not generated any revenues. We cannot guarantee we will be successful in our business operations. Our business is subject to risks inherent in the establishment of a new business enterprise, including limited capital resources and possible cost overruns due to price and cost increases in services and products.

To become profitable and competitive, we have to locate and negotiate agreements with service providers to allow us to represent them for a percentage-based commission.  We then have to locate clients to book those services through us. We are seeking equity financing to provide for the capital required to implement our operations.

We have no assurance that future financing will be available to us on acceptable terms. If financing is not available on satisfactory terms, we may be unable to continue, develop or expand our operations. Equity financing could result in additional dilution to existing shareholders.

             Ms. Zhang has agreed to advance us funds and deposit the necessary statutory capital with China to begin our operations.  The foregoing is an oral understanding.  There is nothing in writing to support the same other than her statement herein .
Results of operations

From Inception on March 24, 2010 to July 31, 2010

During the period we incorporated the company, hired the attorney, and hired the auditor for the preparation of this Registration Statement. We have prepared an internal business plan.  We have reserved the domain name "Fortunevacation.com."  Our loss since inception is $7,655 of which $0 is for legal fees, $6,800 for audit fees and $855 is for filing fees and general office costs.  Included in the $0 legal fees are $0 relating to the offering of securities under this registration statement.  We have not started our proposed business operations and will not do so until we have completed this offering. We expect to begin operations 100 days after we complete this offering.

Since inception, we sold 10,000,000 shares of common stock to our sole officer and director for $10,000.

Liquidity and capital resources

As of the date of this prospectus, we have yet to generate any revenues from our business operations.

We issued 10,000,000 shares of common stock pursuant to the exemption from registration contained in Reg. S of the Securities Act of 1933, as amended in July 12, 2010.  This was accounted for as a sale of common stock.

As of July 31, 2010, our total assets were $10,000 and our total liabilities were $7,655 comprising of $855 owning to Zhihua Zhang, our sole president and director for payments made to our attorney for the incorporation of the company, $855 owing for filing fees to the Secretary of State, $6,500 owing for audit fees and $0 owing to our attorney for services relating to this registration statement.  As of July 31, 2010 we had cash of $10,000.

BUSINESS

General

We were incorporated in the State of Nevada on March 24, 2010. We have not started operations. We are developing a website (www.Fortunevacation.com) that will offer a comprehensive list of services that we can provide to the business executive and other professional traveler.  We will specialize in the business of providing assistance to corporate entities and individuals traveling in China to maximize their travel experience and enable clients to increase their own profitability by saving them time.  We have not generated any revenues and the only operation we have engaged in is the development of a business plan. We maintain our statutory registered agent's office at 311 South Division Street, Carson City, Nevada 89703.  Our business office is located at 21-2-6-1 JinHaiHua YuanDongYuan, XiGangQu, DaLian, LiaoNing, China 116000.  Our telephone number is 0118613050500108.  This is the home office of our President, Zhihua Zhang. We do not pay any rent to Ms. Zhang and there is no agreement to pay any rent in the future.

We have no plans to change our planned business activities or to combine with another business, and we are not aware of any events or circumstances that might cause these plans to change.  We have not begun operations and will not begin operations until we have completed this offering. Our plan of operation is prospective and there is no assurance that we will ever begin operations. Our prospects for profitability are not favorable if you consider numerous Internet-based companies have failed to achieve profits with similar plans.

We have not conducted any market research into the likelihood of success of our operations or the acceptance of our products or services by the public.

Services

We intend to position ourselves as a service provider within the luxury travel market in China.  We intend to offer the highest quality travel packages and concierge services to our clients.  Our target market will be made up of corporations and individuals who can afford and prefer to travel luxuriously, and are able to discern that paying for our services will enable them to buy the most valuable asset of all "time."  We intend to be defined by the quality of the unique aspects of our services.  Those aspects ill include superior personal assistance, event and conference planning, travel consultation and arrangements, and full service concierge assistance.

We intend to offer the following services:

Corporate Concierge and Assistance

    Leisure Activities Coordination
    Theater and Sporting Events Referral and Tickets
    Dinners and Spa Referral and Reservations
    Reminder Service
    Gift or Shopping Coordination

Event and Conference Planning

    Corporate Retreats
    Executive Meetings
    Training Seminars
    Sales Conferences
We will assist in organizing meetings and conferences.  We will assist in site selection, room reservations, transportation and all other aspects of the meetings as required.

Corporate Travel Arrangements

    Trip Itinerary Planning
    Customized Tour Packages to Luxury resorts and retreats
    Air and Ground Transportation
We will book all aspects of the corporate and leisure travel for our clients and will create a database of information that will enable us to immediately identify the client's personal preferences.  Our goal is not only to meet the travel needs of our clients, it is to anticipate them.

Website

Currently our website is undeveloped.  We do not intend to initiate the development of our website until this offering is completed.

Upon completion of our public offering, we intend to hire an outside technology provider to develop our website.  The IT company we hire will provide the following services and products for the website: disk space, bandwidth, 155 mbit backbone, pop mailboxes, e-mail forwarding, e-mailing aliasing, auto responder, front page support, unlimited FTP access, hotmetal/miva script, shopping cart, secure transactions signio support and cybercash support. The foregoing will allow us to transact the sale of our products/services, promote our products/services in an attractive fashion, and communicate with our clients on-line.

We will endeavor to establish our website as the virtual business card and portfolio for the company as well as its online "home."  It will showcase past and current clients, subject to their consent, and the variety of services that we offer.

The website will further exhibit links to the service providers that we have entered into strategic alliances with.  The links would provide the client with a virtual view of the destinations that we represent and events taking place in the area they are intending to visit.  In the future, the website may also offer links to area restaurants and spas.

The website will be a simple site that is in keeping with the latest trends in user interface design.  A site that is too flashy or tries to use too much of the latest Shockwave of Flash technology can be overdone and cause potential clients to look elsewhere.  To those prospective clients that we are targeting, time is valuable and a website that takes too long to load or is difficult to navigate would not appeal to them.

We believe that the lack of financial security on the Internet has been hindering economic activity. To ensure the security of transactions occurring over the Internet, U.S. federal regulations require that any computer software used within the United States contain a 128-bit encoding encryption, while any computer software exported to a foreign country contain a 40-bit encoding encryption.

There is uncertainty as to whether the 128-bit encoding encryption required by the U.S. is sufficient security for transactions occurring over the Internet. Accordingly, there is a danger that any financial (credit card) transaction via the Internet will not be a secure transaction. We are now considering risks such as the loss of data or loss of service on the Internet from technical failure or criminal acts in our system specifications and in the security precautions in the development of our website. There is no assurance that such security precautions will be successful.

Other than investigating potential technologies in support of our business purpose and the preparation of our plan of operations, we have had no material business operations since inception on March 24, 2010 .  At present, we have yet to acquire or develop the necessary technology assets in support of our business purpose to become an Internet-based service provider of luxury travel to corporate clients, business executives and other professionals.

The Internet is a worldwide medium of interconnected electronic and/or computer networks.  Individuals and companies have recently recognized that the communication capabilities of the Internet provide a medium for not only the promotion and communication of ideas and concepts, but also for the presentation and sale of information, goods and services.

Marketing Strategy

We intend to negotiate strategic alliances with larger service providers such as five-star resorts and hotels. We will offer direct advertising of those resorts that we enter into strategic alliances with through a link on our website, through flyers and promotional material that we create, and through personal selling in exchange for a commission based percentage of the sale of rooms, tours or other services booked by a client introduced by us.

Strategic relationships will also be developed with travel agents, convention centers and spas for a similar commission based percentage of any booking made by a client introduced by us.

We plan to attend industry trade shows that are oriented towards creating opportunities for us to develop important strategic alliances with luxury properties in the US and China.  This would be an opportunity to meet and network with hundreds of luxury service providers.

Initially we will aggressively court the key database of corporate contacts provided by our president in order to attract initial clients and strategic partners.  We also intend to attract and add new clients through our website with a strong technical support capable of recording leads.

Other methods of communication will include:

●	Email mailings - regular e-mailings to potential customers with updated company information and special offers
●	Direct mail - brochures and newsletters

●	Sampling - occasionally a discounted service package may be offered as a trade-in-kind to a visible and vocal trendsetter such as an advertising agent for a magazine or radio station.
●	Informal marketing/networking - activities such as joining organizations or attending tradeshows and conferences.

Customer-based marketing will include:

●	Emphasizing repeat sales to clients who have used our services
●	Exploring additional sales tactics to increase the total revenue per client through the sale of extra services
●	Additional sales facilitated by links to our website
●	Strategic partnerships such as cooperative advertising
●	Special offers and promotions such as limited time offers or seasonal promotions.

Website Marketing Strategy

Web marketing will start with our known contacts whom we will ask to recommend our site.  We will continue the strategy with long-term efforts to develop recognition in professional forums.  We intend to attract traffic to our website by a variety of online marketing tactics such as registering with top search engines using selected key words (meta tags) and utilizing link and banner exchange options.

Revenue

Initially, we intend to generate revenue from two sources:

1.	By entering into strategic alliances with luxury resorts and hotels to receive a percentage based commission of the room or travel package booking generated by us;

2.         By charging a fee to the customer for arranging travel assistance and/or concierge service.

We intend to develop and maintain a database of all our clients so that we can anticipate their personal preferences in specific airlines, types of restaurants, type of recreational activities etc.  That database will enable us to anticipate the needs and desires of our clients.

Competition

The electronic commerce market is intensely competitive. The market for information resources is more mature but also intensely competitive. We expect competition to continue to intensify in the future. Competitors include companies with substantial customer bases in the computer and other technical fields. There can be no assurance that we can maintain a competitive position against current or future competitors, particularly those with greater financial, marketing, service, support, technical and other resources. Our failure to maintain a competitive position within the market could have a material adverse effect on our business, financial condition and results of operations. There can be no assurance that we will be able to compete successfully against current and future competitors, and competitive pressures faced by us may have a material adverse effect on our business, financial condition and results of operations.

Most hotels and resorts have their own websites and upon initiating our website operations, we will be competing with the foregoing.   We intend to differentiate ourselves by offering a much more personalized service.  We will handle all aspects of the travel arrangements - air travel, hotel accommodations, car rental, limousine pick-up, floral arrangements, dinner, tickets for theatre productions or shows, having your suit or dress pressed, down to ensuring that a specific brand of water is available in the room.   We intend to act as a personal concierge or executive assistant throughout the duration of the trip.

The luxury travel market is a small niche market and may be difficult to penetrate. Our competitive position within the industry is negligible in light of the fact that we have not started our operations. Older, well-established travel agencies with records of success will attract qualified clients away from us. Since we have not started operations, we cannot compete with them on the basis of reputation. We do expect to compete with them on the basis of the range of services and the quality of services that we intend to provide.

Zhihua Zhang, our president will be devoting approximately 15 hours a week of her time to our operations.  Once we begin operations, and are able to attract more and more clients to use our services, Zhihua Zhang has agreed to commit more time as required. Because Ms. Zhang will only be devoting limited time to our operations, our operations may be sporadic and occur at times which are convenient to our officers and directors. As a result, operations may be periodically interrupted or suspended which could result in a lack of revenues and a cessation of operations.

We will be competing with as many as 3,000 travel agencies in China.
Insurance

We do not maintain any insurance and do not intend to maintain insurance in the future. Because we do not have any insurance, if we are made a party of a products liability action, we may not have sufficient funds to defend the litigation. If that occurs a judgment could be rendered against us that could cause us to cease operations.

Employees; Identification of Certain Significant Employees.

We are a development stage company and currently have no employees, other than our sole officer and director. We intend to hire additional employees on an as needed basis.

Offices

Our offices are currently located at 21-2-6-1 JinHaiHua YuanDongYuan, XiGangQu, DaLian, LiaoNing, China 116000. Our telephone number is 0118613050500108.  This is the home office of our President, Zhihua Zhang. We do not pay any rent to Ms. Zhang and there is no agreement to pay any rent in the future.  Upon the completion of our offering, we intend to establish an office elsewhere.  As of the date of this prospectus, we have not sought or selected a new office sight.

Government Regulation

In Nevada, we are required to pay an annual fee to the Nevada Secretary of State of $165.00 and a corporation licensing fee of $210.00.

Other than the foregoing, no governmental approval is needed for the operation of our travel agency in China.

Travel Agency Regulations in China

The State Council of the People's Republic of China ("PRC") and the China National Tourism Administration (the "CNTA") adopted and promulgated new Regulations on Travel Agencies (the "Travel Agency Regulations"), which came into effect on May 1, 2009. The Travel Agency Regulations comprehensively revised the prior Regulations on the Management of Travel Agencies, promulgated in 1996 (the "1996 Regulations") and fulfills China's commitment to the World Trade Organization ("WTO") to permit the establishment of wholly foreign-owned travel agencies and lift restrictions for setting up branches for foreign-invested travel agencies. In addition, the Travel Agency Regulations lowered the threshold for the establishment of travel agencies and their branches as well as strengthened protection of tourists and imposed stricter penalties for travel agency misconduct.

Rapid Growth in Tourism Spurs Adoption of New Travel Agency Regulations

The Chinese tourism industry has witnessed rapid growth and development in recent years. According to the State Council's Legislative Affairs Office, China now has more than 19,800 travel service agencies, including approximately 1,800 engaged in outbound tourism services and 18,000 engaged in domestic tourism services. Approximately 130 million overseas tourists came to China in 2008, generating service income of RMB 874.9 billion. China's travel agencies have organized outbound travel for 45.84 million mainland citizens. To meet such growing demand for travel domestically and globally, China needs to increase the amount of travel agency service providers while strengthening the penalties for travel agency misconduct.

The Travel Agency Regulations aim to strengthen the administration of travel agencies, protect the legitimate rights and interests of tourists and travel agencies, stabilize the tourism market, and promote the healthy development of the tourism industry.

Overview of the Travel Agency Regulations

The Travel Agency Regulations establish three types of tourism businesses in which travel agencies may engage:

•	Domestic tourism—services for Chinese mainland citizens to travel within the territory of mainland China.
•	Inbound tourism—services for foreign tourists and tourists from Hong Kong, Macau, and Taiwan to travel within the territory of mainland China.
•	Outbound tourism—services for Chinese mainland citizens or foreign residents of China to travel overseas or to Hong Kong, Macau, and Taiwan.

According to the Travel Agency Regulations, travel agencies can engage in the domestic tourism and inbound tourism businesses upon their establishment. However, the outbound tourism business is restricted to travel agencies established for at least two years that have not been found to have infringed on the legal rights and interests of tourists .

"Travel agency business" is defined to include soliciting for, organizing, and serving tourists and providing other tourism services such as planning for accommodations, food and beverage, sightseeing, leisure entertainment and vacation, tour guide service, and tourism consultation and tourism activities planning services. Travel agencies can also book transportation tickets, reserve hotels, and apply for visas on behalf of tourists; manage the transportation, lodging, food, and conference requirements for all kinds of entities; and provide other tourism services.

Establishment of Foreign-Invested Travel Agencies

In light of China's WTO commitments, the Travel Agency Regulations permit the establishment of wholly foreign-owned travel agencies and lift the previous restrictions for foreign-invested travel agencies to set up branches. Furthermore, the Travel Agency Regulations eliminated the previous qualification requirement that only foreign travel agencies with annual revenue above US$40 million and membership in the travel agency association of their own countries are qualified to invest in domestic travel agencies. As a result, any foreign investor is now allowed to engage in the domestic and inbound travel agency business in China with the same registered capital requirements as domestic entities.

Outbound Tourism Business Restriction for Foreign-Invested Travel Agencies.

Consistent with China's commitment to the WTO, the Travel Agency Regulations prohibit foreign-invested travel agencies from engaging in outbound tourism services for Chinese citizens to travel overseas or to Hong Kong, Macau, and Taiwan, and any violation of such restriction will result in confiscation of such illegal income. If the illegal income is more than RMB 100,000, a fine of up to five times the illegal income can be imposed; otherwise, a fine ranging from RMB 100,000 to RMB 500,000 will be imposed if the illegal income is less than RMB 100,000. In the event of serious violation, the travel agency business operation permit of the violator may be revoked.

Legal Requirements for Establishment of a Foreign-Invested Travel Agency.

The Travel Agency Regulations eliminates the different threshold requirements for the establishment of foreign-invested travel agencies and domestic travel agencies. According to the Travel Agency Regulations, an investor must fulfill the following legal requirements to set up a travel agency in China:

•	Having a fixed business office suitable for the business operation of the travel agency with a lease of at least one year if such office is rented.
•	Having necessary business facilities, including more than two fixed-line telephones, one fax machine, one copy machine, and computer(s) that can access the internet.
•
Having at least RMB 300,000 as registered capital which Ms. Zhang will advance.  The registered capital will be reimbursed to Ms. Zhang from profits generated for our operations. Proceeds of this offering will not be used to fund the registered capital.

Formalities for Setting up a Foreign-Invested Travel Agency.

The Travel Agency Regulations sets forth the following procedures for establishing a foreign-invested travel agency .

Step One: The investor applies to the local agency of State Administration for Industry and Commerce ("SAIC") for a preapproval letter for the name of the contemplated travel agency. In general, the valid period of a preapproval letter for the name will be six months and subject to extension for another six months.

Step Two: The investor supplies the CNTA with the following documents in order to obtain a permission opinion letter concerning foreign investment in travel agency business:

•
The establishment application letter containing the name of the contemplated travel agency; address of the contemplated travel agency; company form (e.g., wholly foreign-owned, Sino-foreign equity joint venture, or Sino-foreign cooperation joint venture); name of investor(s); amount of registered capital to be contributed and contribution method (e.g., in cash or in kind); the full name of the approval authority in charge; and the date of the application.

•	The resume and the identity document (e.g., the photocopy of a passport) of the contemplated legal representative of the contemplated travel agency.
•	The articles of association of the contemplated travel agency.
•	The document in connection with the capital contribution verification issued by a competent entity (e.g., an accounting firm).
•	The document proving the availability of the business office (e.g., a lease agreement if rented or a real estate ownership certificate if self-owned).
•	The ownership documentation in connection with the business facilities.
•	The preapproval letter for the name of contemplated travel agency issued by the SAIC's local agency.

The capital contribution verification document is not usually required during the name preapproval process in the establishment of a foreign-invested company because such foreign exchange account is usually allowed to be opened only after issuance of the approval certificate by Ministry of Commerce ("MOFCOM") mentioned in Step Three below. Based on consultations with CNTA, MOFCOM's local agency, and the State Administration of Foreign Exchange ("SAFE"), foreign investor will apply to SAFE's local agency to open a temporary foreign currency bank account and contribute registered capital into this temporary bank account for issuance of a registered capital verification document to fulfill this requirement. However, none of the authorities consulted have accepted an application based on the Travel Agency Regulations, and the process of obtaining the verification document may be subject to differing interpretations.

Step Three: The investor applies to MOFCOM's local agency for the approval certificate for the establishment of foreign-invested enterprises with the following application documents:

•	The permission opinion letter concerning foreign investment in travel agency business.
•	The articles of association of the contemplated travel agency.
•	The equity joint venture contract or the cooperation joint venture contract in case of a Sino-foreign joint invested travel agency.
•	Other required documents.

Step Four: The investor goes back to CTNA to obtain a travel agency business operation permit.

Step Five: The investor registers with SAIC's local agency for issuance of the business license .

Branches, Service Networks, and Liaison Office of Foreign-Invested Travel Agencies.

The Travel Agency Regulations remove the restrictions on foreign-invested travel agencies to set up branch offices. Foreign-invested travel agencies may now set up branches via registration with the local AIC (the registration authority of enterprises) directly and file with the local CNTA for record purposes. As a branch of the travel agency, the business scope of the branch must not exceed that of the travel agency.

Foreign-invested travel agencies may also establish service networks by registration with the AIC in the municipality where such travel agency is located and file with the local CNTA for record purposes. According to the Travel Agency Regulations, a service network can solicit tourists and can also enter into tourism contracts with tourists in the name of the travel agency.

Neither the branches nor the service networks are considered to be separate legal entities, and all the liabilities arising from the activities of the branches and service networks shall be borne by the travel agency itself. Furthermore, service networks can only be set up in the municipality where the travel agency is located and are not permitted to be established in the municipalities where a branch of the travel agency is located.

In addition, a foreign-invested travel agency can also set up liaison office/representative office, and such offices are strictly restricted from undertaking any travel agency operational businesses. The Travel Agency Regulations are not clear as to what activities such a liaison office/representative office may engage in, but we believe market research and liaison activities that do not generate any revenue should be within the permitted scope of activities.

Operation of Travel Agencies

The Travel Agency Regulations establish administration procedures for the daily business operation of travel agencies and require travel agencies to provide tourists with truthful and reliable information and forbid false statements in their marketing brochures.

Tourism Contract Requirement.

Where a travel agency provides services for tourists, it must enter into a tourism contract with tourists that contains the following information:

•	Name, business scope, address, telephone number, and serial number of its license for business operation of the travel agency.
•	Name and telephone number of the person in charge of the travel agency.
•	Place and date of signing the contract.
•	The place of departure, transit stops, and destination of the traveling routes.
•	The arrangement of transportation, accommodations, and catering services during the travel and the standards thereof.
•	The specific contents and time for the tour sites arranged by the travel agency in a unified manner.
•	Time and frequency of self-managed activities for tourists.
•	Tourist payments and the payment method.
•	Times and stopover times of shopping arranged by the travel agency, as well as the name of the shopping places .

•	Tour sites that require additional payment by tourists and the prices thereof.
•	Conditions for dissolving or changing the contract as well as time limit for advance notice.
•	Dispute resolution mechanism and responsibilities to be undertaken for the breach of contract.
•	Telephone numbers for travel services supervision and complaint.
•	Other contents unanimously agreed upon by both parties.

Performance Bond.

The Travel Agency Regulations maintain the requirement that travel agencies post a performance bond by depositing funds at banks designated by the CNTA, as in the 1996 Regulations, but give additional flexibility by permitting travel agencies to substitute a bank guaranty in the same amount instead of such performance bond. Such performance bond could be used in the following two circumstances:

1.	Travel agencies breach the tourist contracts and infringe the legal rights and interests of tourists as determined by the CNTA or its local agencies; or

2.
Customers lose their advance payments to travel agencies as a result of the bankruptcy or dissolution of the travel agency or other reasons. The people's court may allocate amounts from the performance bond if the travel agency refuses to pay or is unable to pay the amount determined by the court to be owed to the customer.

The amount of the performance bond depends on the type of tourism business and the number of branches of the travel agency. Travel agencies undertaking domestic tourism business and inbound tourism business must deposit RMB 200,000 into designated banks and another RMB 50,000 for each branch that undertakes domestic tourism business and inbound tourism business. Travel agencies undertaking outbound tourism business must deposit an additional RMB 1,200,000 into the designated banks and RMB 300,000 for each branch that undertakes outbound tourism business. Such deposits will be reduced in half if such travel agency has not been found to have infringed the rights and interests of its tourists for a period of three years and has not been fined by the CNTA for such conduct. However, if such travel agency was subsequently punished for infringing the rights and interests of its tourists, it must once again have the full amount on deposit. In addition, a travel agency must "top up" such deposit if any amount was used to compensate any of its tourists for any loss.

Allocation of Liabilities Between Travel Agency and Local Agent.

Travel agencies seldom have branches in every locality where they arrange travel packages. Instead, travel agencies usually coordinate with local travel agents to provide the necessary travel services at each stop. The Travel Agency Regulations specify that when a travel agency outsources its services to another travel agency, it must select a qualified local travel agency with the agreement of the tourists and must pay such local travel agency fees no less than the actual reception and service costs of such local travel agency. The travel agency shall be liable to the tourists for any damages caused by breach of the tourism contract by the local outsourcing agent, although the travel agency can make a claim against its local outsourcing agent after paying the compensation to the tourists. If the local travel agency caused damage to the tourists deliberately or due to gross negligence, it shall be jointly and severally liable with the travel agency to the tourist .

Additional Requirements and Obligations of a Travel Agency in China.

The Travel Agency Regulations require travel agencies to carry travel agency liability insurance. Travel agencies not having such liability insurance will be ordered to rectify such misconduct and may have their travel agency business operation permit revoked if such misconduct persists.

In addition, travel agencies are required to report if any of their tourists illegally stay in China. Failure to report, combined with assistance in providing information to such tourist to facilitate his or her illegal stay, may subject the travel agency to fines ranging from RMB 20,000 to RMB 100,000 and suspension of operations for one to three months up to revocation of its travel agency business operation permit.

Summary

The Travel Agency Regulations simplify the formalities and lower the threshold to set up travel agencies and also strengthen the scrutiny and administration on the business operation of travel agencies to better protect the interests of tourists. Any foreign investor is now permitted to set up wholly foreign-owned travel agencies in China and to engage in inbound and domestic tourism business as well as engage in outbound travel business for foreigners and Hong Kong, Macau, and Taiwan residents. The Travel Agency Regulations will accelerate the development of China's travel agency businesses, and foreign investors intending to participate in the tourism market of China will be able to compete with their Chinese counterparts in a more fair market than before .

General Business Laws

In China, we are required to register as a private enterprise.  A private enterprise is one which is privately funded, that is not state funded.  We intend to so register as soon as we complete our public offering.  The registration fee is 0.1% of our capital or $0.01, however, there is a minimum fee of 50 RMB.  We will pay the minimum fee upon completion of our public offering.

             China passed the New EIT Law and its implementing rules, both of which became effective on January 1, 2008. Under the New EIT Law, an enterprise established outside of China with "de facto management bodies" within China is considered a "resident enterprise," meaning that it can be treated in a manner similar to a Chinese enterprise for enterprise income tax purposes. The implementing rules of the New EIT Law define de facto management as "substantial and overall management and control over the production and operations, personnel, accounting, and properties" of the enterprise. In addition, a recent circular issued by the State Administration of Taxation on April 22, 2009 regarding the standards used to classify certain Chinese-invested enterprises controlled by Chinese enterprises or Chinese group enterprises and established outside of China as "resident enterprises" clarified that dividends and other income paid by such "resident enterprises" will be considered to be PRC source income, subject to PRC withholding tax, currently at a rate of 10%, when recognized by non-PRC enterprise shareholders. This recent circular also subjects such "resident enterprises" to various reporting requirements with the PRC tax authorities.

In addition, the recent circular mentioned above sets out criteria for determining whether "de facto management bodies" are located in China for overseas incorporated, domestically controlled enterprises. However, as this circular only applies to enterprises established outside of China that are controlled by PRC enterprises or groups of PRC enterprises, it remains unclear how the tax authorities will determine the location of "de facto management bodies" for overseas incorporated enterprises that are controlled by individual PRC residents like us .

Therefore, although all of our management is currently located in the PRC, it remains unclear whether the PRC tax authorities would require or permit our overseas registered entities to be treated as PRC resident enterprises.  If the PRC tax authorities determine that we are a "resident enterprise" for PRC enterprise income tax purposes, a number of unfavorable PRC tax consequences could follow. First, we may be subject to the enterprise income tax at a rate of 25% on our worldwide taxable income as well as PRC enterprise income tax reporting obligations. In our case, this would mean that income would be subject to PRC enterprise income tax at a rate of 25%. Second, it is possible that future guidance issued with respect to the new "resident enterprise" classification could result in a situation in which a 10% withholding tax is imposed on dividends we pay to our non-PRC stockholders and with respect to gains derived by our non-PRC stockholders from transferring our shares.

Dividends declared and paid from pre-January 1, 2008 distributable profits are grandfathered under the New EIT Law and are not subject to withholding tax.

Ms. Zhang will pay all deposits and licensing fees .

It is very important to remember in China that rules and regulations are conditioned upon satisfaction of Chinese “social interests”.  This allows for a subjective determination by the government when issuing licenses.  We intend to seek our license after we complete our public offering and are in a position to begin operations.  If we are unable to raise the minimum amount in this offering, we will not seek the license.   If we do not raise the minimum amount, we believe it is a waste of money to pay fees and purchase a license we will not use .

The majority of our revenues will be settled in RMB and, any future restrictions on currency exchanges may limit our ability to use revenue generated in RMB to fund any future business activities outside China or to make dividend or other payments in U.S. dollars. Although the Chinese government introduced regulations in 1996 to allow greater convertibility of the RMB for current account transactions, significant restrictions still remain, including primarily the restriction that foreign-invested enterprises may only buy, sell or remit foreign currencies after providing valid commercial documents, at those banks in China authorized to conduct foreign exchange business. In addition, conversion of RMB for capital account items, including direct investment and loans, is subject to governmental approval in China, and companies are required to open and maintain separate foreign exchange accounts for capital account items. We cannot be certain that the Chinese regulatory authorities will not impose more stringent restrictions on the convertibility of the RMB.

The Chinese legal system is a civil law system based on written statutes. Unlike common law systems, it is a system in which precedents set in earlier legal cases are not generally used.  The Chinese laws, regulations and legal requirements are relatively recent and are evolving rapidly, and their interpretation and enforcement involve uncertainties   Because of the legal uncertainties and because the majority of our assets may be located in the People’s Republic of China (the “PRC”), it may be extremely difficult to access those assets to satisfy an award entered against us in United States court. Moreover, PRC does not have treaties with the United States providing for the reciprocal recognition and enforcement of judgments of courts.   Further, in considering whether to enforce a foreign judgment in China, the court considers whether the judgment violates basic principles of the law of the PRC; its social interests; and ascertains that foreign judgment has validity.  If the court is not satisfied with the foregoing, the matter is referred back to the jurisdiction that rendered the judgment. The cost and likelihood of successfully enforcing a U.S. judgment in China is, in our opinion, remote at best.

Travel agency types

Before new regulations were formed, there were mainly 3 kinds of travel agencies in China: Travel service for domestic travel, travel service for Chinese inbound travel and travel service for Chinese outbound travel. Travel agencies who had registered as certain kind should not operate other kinds of travel services.

Now according to the New Regulations on the Administration of Tourism Agencies made by China National Tourism Administration, there is only one kind of travel agency, any of these travel agencies can operate Chinese inbound travel or domestic travel, and outbound travel too if the company haven’t received punishment of government for continuous two years time.

Administration on Travel agency

Travel agencies are directly administrated by local tourism bureaus while these bureaus are attributed to China National Tourism Administration (CNTA). CNTA is the tourism policies and regulations maker and statistics distributor. Regulations on Administration of Tourism Agencies are formulated by CNTA.

Local government, local tourism supervisory authorities and local consumer associations perform supervisory duties.

             We will be required to pay a deposit of RMB200,000 for domestic  tourism services.  There are a series of regulations on the administration of travel agencies. Those who violated these regulations would be punished with fining, warning, business suspension, cancellation of the license or criminal penalties.

MANAGEMENT

Officers and Directors

Our director serves until her successor is elected and qualified. Our officers are elected by the board of directors to a term of one (1) year and serves until their successor is duly elected and qualified, or until they are removed from office. The board of directors has no nominating, auditing or compensation committees.

The name, address, age and positions of our present, sole officer and director is set forth below:

Name and Address	Age	Position(s)
Zhihuan Zhang	55	president, principal executive officer, principal
21-2-6-1 JinHaiHua YuanDongYuan		accounting officer, principal financial officer,
XiGangQu, Dalian		secretary, treasurer and a sole of the board of
LiaoNing		directors
Peoples Republic of China 116000

The person named above has held her offices/positions since inception of our company and is expected to hold his offices/positions until the next annual meeting of our stockholders.

Background of our officers and directors

Zhihua Zhang, President, Principal Executive Officer, and sole member of the Board of Directors

Since our inception on March 24, 2010, Zhihua Zhang has been our president, principal executive officer, secretary, treasurer, principal financial officer, principal accounting officer, and our sole member of the board of directors. Ms. Zhang owns 100% of the outstanding shares of our common stock.  As such, she unilaterally decided that she was going to be our sole officer and director.  Her decision did not in any manner relate to her previous employments.  Her previous experience, qualifications, attributes or skills were not considered when she appointed herself as our sole officer and director.   For the past 15 years, Ms. Zhang has been a self employed business woman.  From 1998 to 2006, Ms. Zheng was a part-time travel agent working for Gushan Travel and Haobing Travel all located in China.

None of the companies referred to above are parents, subsidiary corporations or other affiliates of Fortune Vacation Travel Ltd.

During the past ten years, Ms. Zhang has not been the subject of the following events:

1.
A petition under the Federal bankruptcy laws or any state insolvency law was filed by or against, or a receiver, fiscal agent or similar officer was appointed by a court for the business or property of such person, or any partnership in which she was a general partner at or within two years before the time of such filing, or any corporation or business association of which she was an executive officer at or within two years before the time of such filing;

2.	Convicted in a criminal proceeding or is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses);

3.
The subject of any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining her from, or otherwise limiting, the following activities;

i)
Acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission, or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity;

ii)	Engaging in any type of business practice; or

iii)	Engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of Federal or State securities laws or Federal commodities laws;

4.
The subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any Federal or State authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any activity described in paragraph 3.i in the preceding paragraph or to be associated with persons engaged in any such activity;

5.
Was found by a court of competent jurisdiction in a civil action or by the Commission to have violated any Federal or State securities law, and the judgment in such civil action or finding by the Commission has not been subsequently reversed, suspended, or vacated;

6.
Was found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any Federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended or vacated;

7.
Was the subject of, or a party to, any Federal or State judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of:

i)	Any Federal or State securities or commodities law or regulation; or

ii)
Any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or

iii)	Any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

8.
Was the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Conflicts of Interest

We believe Ms. Zhang will not be subject to conflicts of interest, since we will not acquire any additional properties. No policy has been implemented or will be implemented to address conflicts of interest.

EXECUTIVE COMPENSATION

The following table sets forth information with respect to compensation paid by us to our sole officer from inception on March 24, 2010 through July 31, 2010. Since July 31, 2010, no compensation of any kind has been paid to Ms. Zhang.

Summary Compensation Table
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Change in
Pension
Value &
Nonqual-
						Non-Equity	ified
						Incentive	Deferred	All
						Plan	Compen-	Other
				Stock	Option	Compen-	sation	Compen-
Name and Principal		Salary	Bonus	Awards	Awards	sation	Earnings	sation	Totals
Position [1]	Year	($)	($)	($)	($)	(S)	($)	($)	($)
Zhihua Zhang	2010	0	0	0	0	0	0	0	0
President, Secretary,	2009	0	0	0	0	0	0	0	0
and Treasurer	2008	0	0	0	0	0	0	0	0

As of the date hereof, we have not entered into an employment contract with our sole officer and do not intend to enter into any employment contracts until such time as it profitable to do so.

The following table sets forth information with respect to compensation paid by us to our sole director during the last completed fiscal year.  Our fiscal year end is July 31.  Since July 31, 2010, no compensation of any kind has been paid to Ms. Zhang.

Director Compensation Table
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Change in
Pension
	Fees				Value and
	Earned			Non-Equity	Nonqualified	All
	or			Incentive	Deferred	Other
	Paid in	Stock	Option	Plan	Compensation	Compen-
	Cash	Awards	Awards	Compensation	Earnings	sation	Total
Name	($)	($)	($)	($)	($)	($)	($)
Zhihua Zhang	0	0	0	0	0	0	0

All compensation received by our sole officer and director has been disclosed.

There are no stock option, retirement, pension, or profit sharing plans for the benefit of our sole officer and director.

We have no plans to pay any salaries to anyone until mineralized material is discovered and we begin selling the same.

Long-Term Incentive Plan Awards

We do not have any long-term incentive plans that provide compensation intended to serve as incentive for performance.

Indemnification

Under our Bylaws, we may indemnify an officer or director who is made a party to any proceeding, including a lawsuit, because of her position, if she acted in good faith and in a manner she reasonably believed to be in our best interest. We may advance expenses incurred in defending a proceeding. To the extent that the officer or director is successful on the merits in a proceeding as to which she is to be indemnified, we must indemnify her against all expenses incurred, including attorney’s fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the State of Nevada.

Regarding indemnification for liabilities arising under the Securities Act of 1933, which may be permitted to directors or officers under Nevada law, we are informed that, in the opinion of the Securities and Exchange Commission, indemnification is against public policy, as expressed in the Act and is, therefore, unenforceable.

PRINCIPAL SHAREHOLDERS

The following table sets forth, as of the date of this prospectus, the total number of shares owned beneficially by our sole director, officer and key employee, individually and as a group, and the present owners of 5% or more of our total outstanding shares. The table also reflects what their ownership will be assuming completion of the sale of all shares in this offering. The stockholders listed below have direct ownership of their shares.

			Percentage of
		Number of Shares	Ownership
	Number of	After Offering	After the Offering
Name and Address	Shares Before	Assuming all of the	Assuming all of the
Beneficial Ownership [1]	The Offering	Shares are Sold	Shares are Sold
Zhihua Zhang	10,000,000	10,000,000	83.33%
21-2-6-1 JinHaiHua YuanDongYuan
XiGangQu, Dalian
LiaoNing
Peoples Republic of China 116000

All Officers and Directors	10,000,000	10,000,000	83.33%
as a Group (1 person)

[1]       The person named above is a “promoter” as defined in the Securities Exchange Act of 1934. Ms. Zhang is our only promoter.

Future Sales by Existing Stockholders

10,000,000 shares of common stock were issued to Zhihua Zhang, our sole officer and director on July 12, 2010. The 10,000,000 shares are restricted securities, as defined in Rule 144 of the Rules and Regulations of the SEC promulgated under the Securities Act.  Rule 144 permits unlimited public resales by non-affiliates of his shares six months after their acquisition, provided that current public information is available.  After six months, affiliates may resell their shares in accordance with all of the Rule 144 requirements including: current public information; volume limitations (not more than 1% of the total outstanding shares every three months); sales must be made in broker’s transactions or with a market maker; and, filing a Form 144.

Shares purchased in this offering, which will be immediately resalable, and sales of all of our other shares after applicable restrictions expire, could have a depressive effect on the market price, if any, of our common stock and the shares we are offering.

A total of 10,000,000 shares of our stock are currently owned by our sole officer and director.  She will likely sell a portion of her stock, if it is beneficial for him to do so.  If she does sell his stock into the market, the sales may cause the market price of the stock to drop.

There is currently no public market for our shares of common stock and there is no assurance a public market will ever develop.

DESCRIPTION OF SECURITIES

Common Stock

Our authorized capital stock consists of 75,000,000 shares of common stock, par value $0.0001 per share. The holders of our common stock:

●	have equal ratable rights to dividends from funds legally available if and when declared by our board of directors;
●	are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs;
●	do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights; and
●	are entitled to one non-cumulative vote per share on all matters on which stockholders may vote.

Non-cumulative Voting

Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in that event, the holders of the remaining shares will not be able to elect any of our directors. After this offering is completed, our present stockholders will own approximately 83.33% of our outstanding shares.

Cash Dividends

As of the date of this prospectus, we have not paid any cash dividends to stockholders. The declaration of any future cash dividend will be at the discretion of our board of directors and will depend upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Anti-Takeover Provisions

There are no Nevada anti-takeover provisions that may have the affect of delaying or preventing a change in control. 78.378 through 78.3793 of the Nevada Revised Statutes relates to control share acquisitions that may delay to make more difficult acquisitions or changes in our control, however, they only apply when we have 200 or more stockholders of record, at least 100 of whom have addresses in the state of Nevada appearing on our stock ledger and we do business in this state directly or through an affiliated corporation. Neither of the foregoing events seems likely will occur.  Currently, we have no Nevada shareholders and since this offering will not be made in the state of Nevada, no shares will be sold to Nevada residents. Further, we conduct business in Nevada directly or through an affiliate corporation and we do not intend to do business in the state of Nevada in the future. Accordingly, there are no anti-takeover provisions that have the affect of delaying or preventing a change in our control.

Reports

After we complete this offering, we will not be required to furnish you with an annual report. Further, we will not voluntarily send you an annual report. We will be required to file reports with the SEC under section 15(d) of the Securities Act. The reports will be filed electronically. The reports we will be required to file are Forms 10-K, 10-Q, and 8-K. You may read copies of any materials we file with the SEC at the SECs Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that will contain copies of the reports we file electronically. The address for the Internet site is www.sec.gov.

Stock Transfer Agent

Our stock transfer agent for our securities will be Island Stock Transfer, 100 Second Avenue S., Suite 104N, St. Petersburg, Florida 33701.  Their telephone number is (727) 289-0010.

CERTAIN TRANSACTIONS

On July 12, 2010, we issued 10,000,000 shares of restricted common stock to Zhihua Zhang, our president, in consideration of $10,000.   While we were incorporated on March 24, 2010, Ms. Zhang did not pay for her shares of common stock until July 12, 2010.  She, was however, appointed to the board of directors on March 24, 2010 and appointed sole officer on March 24, 2010, and did function in those capacities as such since inception .

Zhihua Zhang, our president, has advanced  $15,855 for our legal fees and  operations since inception.  The advances are not evidenced by any written documentation.  A portion of the proceeds of this offering will be paid to Ms. Zhang to reimburse Ms. Zhang for advances she made for legal services, accounting fees, fees due the transfer agent, printing expenses, and filing fees. Of the $15,855 paid by Ms. Zhang, $15,000 related to the foregoing items and will be repaid from the proceeds of the offering.  $855 did not relate to our offering expenses and will not be repaid from the proceeds of this offering .  The advances by Ms. Zhang are interest free.

We use approximately 10 square feet of office space at Ms. Zhang’s office for our office on a rent free basis.

Ms. Zhang is our only promoter.  She has not received and will not receive anything of value from us, directly or indirectly in his capacity as a promoter.

LITIGATION

We are not a party to any pending litigation and none is contemplated or threatened.

EXPERTS

Our audited financial statements for the year ended to July 31, 2010 and for the March 24, 2010 (inception) to July 31, 2010, included in this prospectus have been audited by Michael T. Studer CPA P.C., Independent Registered Public Accounting Firm, 18 East Sunrise Highway, Suite 311, Freeport, New York 11520, as set forth in its report included in this prospectus. Its report is given upon its authority as experts in accounting and auditing.

LEGAL MATTERS

The Law Office of Conrad C. Lysiak, P.S., 601 West First Avenue, Suite 903, Spokane, Washington 99201, telephone (509) 624-1475 has passed on the legality of the shares of common stock being sold in this offering.

FINANCIAL STATEMENTS

Our fiscal year end is July 31, 2010. We will provide audited financial statements to our stockholders on an annual basis; the statements will be audited by Michael T. Studer CPA P.C., Independent Registered Public Accounting Firm, 18 East Sunrise Highway, Suite 311, Freeport, New York 11520.

Fortune Vacation Travel Ltd.
(A Development Stage Company)
Balance Sheets
(Expressed in US Dollars)

	October 31,	July 31,
	2010	2010
	(Unaudited)
ASSETS
Current Assets
Cash	$9,741	$10,000
Total Current Assets	9,741	10,000

Deferred Offering Costs	15,000	-
Total Assets	$24,741	$10,000

LIABILITIES AND STOCKHOLDER'S EQUITY
Current Liabilities
Accounts payable and accrued liabilities	$8,600	$6,800
Due to related party	15,855	855
Total current liabilities	24,455	7,655
Stockholder's Equity
Common stock, $0.0001 par value
Authorized: 75,000,000 shares
Issued and outstanding:
10,000,000 shares and 10,000,000 shares, respectively	1,000	1,000
Additional paid-in capital	9,000	9,000
Deficit accumulated during
the development stage	(9,714)	(7,655)
Total stockholder's equity	286	2,345
Total Liabilities and Stockholder's Equity	$24,741	$10,000

See notes to financial statements.

Fortune Vacation Travel Ltd.
(A Development Stage Company)
Statements of Operations
(Expressed in US Dollars)

		Period from	Period from
		Inception	Inception
	Three months	March 24,	March 24,
	ended	2010 to	2010 to
	October 31,	July 31,	October 31,
	2010	2010	2010
	(Unaudited)		(Unaudited)
Revenue
Revenue	$-	$-	$-
Total Revenue			-

Expenses
General and administrative	2,059	7,655	9,714
Total Expenses	2,059	7,655	9,714
Net Loss	(2,059)	(7,655)	$(9,714)

Net Loss per share
Basic and diluted	$(0.00)	$(0.00)	$(0.00)

Number of common shares used to
compute net loss per share
Basic and Diluted	10,000,000	10,000,000	10,000,000

See notes to financial statements.

Fortune Vacation Travel Ltd.
(A Development Stage Company)
Statement of Stockholder's Equity
For the period March 24, 2010 (inception) to October 31, 2010
(Expressed in US Dollars)

				Deficit
				Accumulated
	Common Stock,		Additional	During the	Total
	$0.0001 Par Value		Paid-in	Development	Stockholder's
	Shares	Amount	Capital	Stage	Equity

Balance, March 24, 2010 (Date of Inception)	-	$-	$-	$-	$-
Shares sold at $0.001 per share
on July 12, 2010	10,000,000	1,000	9,000	-	10,000
Net loss for the period March 24, 2010
(Inception) to July 31, 2010	-	-	-	(7,655)	(7,655)
Balance, July 31, 2010	10,000,000	1,000	9,000	(7,655)	2,345

Unaudited:
Net loss for the three months
ended October 31, 2010	-	-	-	(2,059)	(2,059)
Balance, October 31, 2010	10,000,000	$1,000	$9,000	$(9,714)	286

See notes to financial statements.

Fortune Vacation Travel Ltd.
(A Development Stage Company)
Statements of Cash Flows
(Expressed in US Dollars)

		Period from	Period from
		Inception	Inception
	Three months	March 24,	March 24,
	ended	2010 to	2010 to
	October 31,	July 31,	October 31,
	2010	2010	2010
	(Unaudited)		(Unaudited)

Cash Flows from Operating Activities
Net income (loss)	$(2,059)	$(7,655)	(9,714)
Changes in operating assets and liabilities
Accounts payable and accrued liabilities	1,800	6,800	8,600
Net cash provided by (used for) operating activities	(259)	(855)	(1,114)
Cash Flows from Financing Activities
Loans from related party	-	855	855
Proceeds from sales of common stock	-	10,000	10,000
Net cash provided by (used for) financing activities	-	10,855	10,855
Increase (decrease) in cash	(259)	10,000	9,741

Cash, beginning of period	10,000	-	-

Cash, end of period	$9,741	$10,000	9,741

Supplemental disclosures of cash flow information:
Interest paid	$-	$-	$-
Income taxes paid	$-	$-	$-
Noncash investing and financing activities:
Advance from related party to law firm in
connection with company's planned public offering	$10,000	$10,000	$-

See notes to financial statements.

FORTUNE VACATION TRAVEL LTD.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
(Unaudited with respect to Periods Subsequent to July 31, 2010)
(Expressed in US Dollars)

1.         OPERATIONS

Organization

The Company was incorporated in the State of Nevada on March 24, 2010. The Company plans to operate an online travel agency in China. The Company is considered a development stage company as defined in Accounting Standards Codification (“ASC”) 915, “Development Stage Entities”. The Company has its executive office in The People’s Republic of China.

Going Concern

The accompanying financial statements have been prepared on a “going concern” basis, which assumes that the Company will continue to realize its assets and discharge its liabilities in the normal course of business. At October 31, 2010, the Company had cash of $9,741 and working capital and stockholder’s equity of $286. Further, the Company has incurred a net loss of $9,714 for the period from March 24, 2010 (inception) to October 31, 2010. These factors raise substantial doubt regarding the Company’s ability to continue as a going concern. These financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

The Company plans to conduct a public offering of up to 2,000,000 shares of common stock at a price of $0.05 per share or $100,000 (minimum of 1,000,000 shares or $50,000). However, there is no assurance that the offering will be completed.

2.         SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America.

a)         Cash

Cash consists of cash on deposit with a high quality major financial institution.

b)         Use of Estimates and Assumptions

The preparation of financial statements in conformity with United States generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

FORTUNE VACATION TRAVEL LTD.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
(Unaudited with respect to Periods Subsequent to July 31, 2010)
(Expressed in US Dollars)

c)         Financial Instruments

The carrying values of the Company’s financial instruments, consisting of cash, accounts payable and accrued liabilities, and due to related party, approximate their fair value because of the short maturity of these instruments. The Company’s operations are outside the United States and some of its future assets and liabilities may have exposure to market risks from changes in foreign currency rates. The Company’s financial risk is the risk that arises from fluctuations in foreign exchange rates and the degree of volatility of these rates. Currently, the Company does not use derivative instruments to reduce its exposure to foreign currency risk.

d)         Income Taxes

The Company uses the asset and liability method of accounting for income taxes in accordance with ASC 740, “Income Taxes”. This standard requires the use of an asset and liability approach for financial accounting and reporting on income taxes. If it is more likely than not that some portion or all of a deferred tax asset will not be realized, a valuation allowance is recognized.

e)         Foreign Currency Translation

The Company’s reporting and functional currency is the U.S. dollar. Non-U.S. dollar transactions are translated at the exchange rate prevailing at the time of the transaction. Non-U.S. dollar monetary assets and liabilities are translated at period-end exchange rates and exchange gains and losses are reflected in operations.

f)          Basic and Diluted Net Loss per Share

The Company reports net loss per share in accordance with ASC 260, “Earnings per Share”. Basic net loss per share is computed using the weighted average number of shares of common stock outstanding during the period. Diluted net loss per share is computed using the weighted average number of shares of common stock and potentially dilutive securities outstanding during the periods (none for the periods presented). The Company has no stock option plan and has not issued any warrants or other potentially dilutive securities.

g)         Deferred Offering Costs

Deferred offering costs consist of legal fees paid to a law firm to prepare a registration statement on Form S-1 in connection with the Company’s planned public offering of securities (see note 6). If the offering is successfully completed, the costs will be charged to additional paid in capital. If the offering is not successfully completed, the costs will be charged to operations.

FORTUNE VACATION TRAVEL LTD.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
(Unaudited with respect to Periods Subsequent to July 31, 2010)
(Expressed in US Dollars)

h)         Interim Financial Statements

The unaudited financial statements as of October 31, 2010 and for the three months ended October 31, 2010 and for the period from March 24, 2010 (inception) to October 31, 2010 have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information and with instructions to Form 10-Q.  In the opinion of management, the unaudited financial statements have been prepared on the same basis as the annual financial statements and reflect all adjustments, which include only normal recurring adjustments, necessary to present fairly the financial position as of October 31, 2010 and the results of operations and cash flows for the three months ended October 31, 2010 and for the period from March 24, 2010 (inception) to October 31, 2010.  The financial data and other information disclosed in these notes to the interim financial statements related to these periods are unaudited.  The results for the three months ended October 31, 2010 are not necessarily indicative of the results to be expected for any subsequent quarter of the entire year ending July 31, 2011.  The balance sheet at July 31, 2010 has been derived from the audited financial statements at that date.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States have been condensed or omitted pursuant to the Securities and Exchange Commission’s rules and regulations.  These unaudited financial statements should be read in conjunction with our audited financial statements and notes thereto for the period ended July 31, 2010 as included in our report on Form S-1 filed on November 24, 2010.

3.         DUE TO RELATED PARTY

At October 31, 2010 and July 31, 2010, the Company is indebted to the President of the Company for cash and other advances of $15,855 and $855, respectively. The amounts are unsecured, non-interest bearing and have no specific terms of repayment.

4.         COMMON STOCK

On July 12, 2010, the Company sold 10,000,000 shares of common stock to its president and director at a price of $0.001 per share for cash proceeds of $10,000.

The Company has no stock option plan and has not issued any warrants or other potentially dilutive securities.

FORTUNE VACATION TRAVEL LTD.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
(Unaudited with respect to Periods Subsequent to July 31, 2010)
(Expressed in US Dollars)

5.         INCOME TAXES

Potential benefits of income tax losses are not recognized in the accounts until realization is more likely than not. At October 31, 2010, the Company has a net operating loss carryforward of $9,714, which $7,655 expires in year 2030 and $2,059 in year 2031.  Pursuant to ASC 740, the Company is required to compute tax asset benefits for net operating losses carried forward. Potential benefit of net operating losses have not been recognized in these financial statements because the Company cannot be assured it is more likely than not it will utilize the net operating losses carried forward in future years.  At July 31, 2010 and October 31, 2010 (unaudited), the valuation allowance established against the deferred tax assets was $2,679 and $3,400, respectively.

6.         COMMITMENTS AND CONTIGENCIES

On September 8, 2010, the Company executed an engagement letter with a law firm to prepare a registration statement on Form S-1 in connection with its planned public offering of securities. The engagement letter provides for the Company’s payments to the law firm of $25,000, $15,000 upon engagement ($15,000 was paid by the president on behalf of the Company on September 13, 2010) and $10,000 on the date which the registration statement is declared effective by the Securities and Exchange Commission.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Fortune Vacation Travel Ltd.

I have audited the accompanying balance sheet of Fortune Vacation Travel Ltd. (the “Company”) as of July 31, 2010, and the related statements of operations, stockholder’s equity, and cash flows for the period March 24, 2010 (inception) to July 31, 2010. These financial statements are the responsibility of the Company’s management.  My responsibility is to express an opinion on these financial statements based on my audit.

I conducted my audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  I believe that my audit provides a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Fortune Vacation Travel Ltd. as of July 31, 2010 and the results of its operations and cash flows for the period March 24, 2010 (inception) to July 31, 2010 in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements referred to above have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 1 to the financial statements, the Company’s present financial situation raises substantial doubt about its ability to continue as a going concern.  Management’s plans in regard to this matter are also described in Note 1.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

MICHAEL T. STUDER CPA P.C.
Michael T. Studer CPA P.C.
Freeport, New York
November 24, 2010

Fortune Vacation Travel Ltd.
(A Development Stage Company)
Balance Sheet
(Expressed in US Dollars)

July 31,
2010

ASSETS
Current Assets
Cash	$10,000
Total Assets	$10,000

LIABILITIES AND STOCKHOLDER'S EQUITY
Current Liabilities
Accounts payable and accrued liabilities	$6,800
Due to related party	855
Total current liabilities	7,655
Stockholder's Equity
Common stock, $0.0001 par value
Authorized: 75,000,000 shares
Issued and outstanding:
10,000,000 common shares	1,000
Additional paid-in capital	9,000
Deficit accumulated during
the development stage	(7,655)
Total stockholder's equity	2,345
Total Liabilities and Stockholder's Equity	$10,000

See notes to financial statements.

Fortune Vacation Travel Ltd.
(A Development Stage Company)
Statement of Operations
(Expressed in US Dollars)

Period from
inception, March
24, 2010 to July
31, 2010

Revenue
Revenue	$-
Total Revenue	-

Expenses
General and administrative	7,655
Total Expenses	7,655
Net Loss	$(7,655)

Net Loss per share
Basic and diluted	$(0.00)

Number of common shares used to
compute net loss per share
Basic and Diluted	10,000,000

See notes to financial statements.

Fortune Vacation Travel Ltd.
(A Development Stage Company)
Statement of Stockholder's Equity
For the period March 24, 2010 (inception) to July 31, 2010
(Expressed in US Dollars)

				Deficit
				Accumulated
	Common Stock, $0.0001		Additional	During the	Total
	Par Value		Paid-in	Development	Stockholders'
	Shares	Amount	Capital	Stage	Equity
Balance, March 24, 2010 (Date of Inception)	-	$-	$-	$-	$-
Shares sold at $0.001 per share
on July 12, 2010	10,000,000	1,000	9,000	-	10,000
Net loss for the period March 24, 2010 (Inception)
to July 31, 2010	-	-	-	(7,655)	(7,655)
Balance, July 31, 2010	10,000,000	$1,000	$9,000	$(7,655)	$2,345

See notes to financial statements.

Fortune Vacation Travel Ltd.
(A Development Stage Company)
Statement of Cash Flows
(Expressed in US Dollars)

Period from
inception, March
24, 2010 to July
31, 2010

Cash Flows from Operating Activities
Net income (loss)	$(7,655)
Changes in operating assets and liabilities
Accounts payable and accrued liabilities	6,800
Net cash provided by (used for) operating activities	(855)
Cash Flows from Financing Activities
Loans from related party	855
Proceeds from sales of common stock	10,000
Net cash provided by (used for) financing activities	10,855
Increase (decrease) in cash	10,000

Cash, beginning of period	-

Cash, end of period	$10,000

Supplemental disclosures of cash flow information:
Interest paid	$-
Income taxes paid	$-

See notes to financial statements.

FORTUNE VACATION TRAVEL LTD.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
July 31, 2010
(Expressed in US Dollars)

1.         OPERATIONS

Organization

The Company was incorporated in the State of Nevada on March 24, 2010. The Company plans to operate an online travel agency in China. The Company is considered a development stage company as defined in Accounting Standards Codification (“ASC”) 915, “Development Stage Entities”. The Company has its executive office in The People’s Republic of China.

Going Concern

The accompanying financial statements have been prepared on a “going concern” basis, assumes the Company will continue to realize its assets and discharge its liabilities in the normal course of business. At July 31, 2010, the Company had cash of $10,000 and working capital and stockholder’s equity of $2,345. Further, the Company has incurred a net loss of $7,655 for the period from March 24, 2010 (inception) to July 31, 2010. These factors raise substantial doubt regarding the Company’s ability to continue as a going concern. These financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

The Company plans to conduct a public offering of up to 2,000,000 shares of common stock at a price of $0.05 per share or $100,000 (minimum of 1,000,000 shares or $50,000). However, there is no assurance that the offering will be completed.

2.         SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America.

a)         Cash

Cash consists of cash on deposit with a high quality major financial institution.

b)         Use of Estimates and Assumptions

The preparation of financial statements in conformity with United States generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

FORTUNE VACATION TRAVEL LTD.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
July 31, 2010
(Expressed in US Dollars)

c)         Financial Instruments

The carrying values of the Company’s financial instruments, consisting of cash, accounts payable and accrued liabilities, and due to related party, approximate their fair value because of the short maturity of these instruments. The Company’s operations are outside the United States and some of its assets and liabilities have exposure to market risks from changes in foreign currency rates. The Company’s financial risk is the risk that arises from fluctuations in foreign exchange rates and the degree of volatility of these rates. Currently, the Company does not use derivative instruments to reduce its exposure to foreign currency risk.

d)         Income Taxes

The Company uses the asset and liability method of accounting for income taxes in accordance with ASC 740, “Income Taxes”. This standard requires the use of an asset and liability approach for financial accounting and reporting on income taxes. If it is more likely than not that some portion or all of a deferred tax asset will not be realized, a valuation allowance is recognized.

e)         Foreign Currency Translation

The Company’s reporting and functional currency is the U.S. dollar. Non-U.S. dollar transactions are translated at the exchange rate prevailing at the time of the transaction. Non-U.S. dollar monetary assets and liabilities are translated at period-end exchange rates and exchange gains and losses are reflected in operations.

f)         Basic and Diluted Net Loss per Share

The Company reports net loss per share in accordance with ASC 260, “Earnings per Share”. Basic net loss per share is computed using the weighted average number of shares of common stock outstanding during the period. Diluted net loss per share is computed using the weighted average number of shares of common stock and potentially dilutive securities outstanding during the period (none for the period presented). The Company has no stock option plan and has not issued any warrants or other potentially dilutive securities.

3.         DUE TO RELATED PARTY

At July 31, 2010, the Company is indebted to the President of the Company for cash advances of $855. The amount is unsecured, non-interest bearing and has no specific terms of repayment.

FORTUNE VACATION TRAVEL LTD.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
July 31, 2010
(Expressed in US Dollars)

4.         COMMON STOCK

On July 12, 2010, the Company sold 10,000,000 shares of common stock to its president and director at a price of $0.001 per share for cash proceeds of $10,000.

The Company has no stock option plan and has not issued any warrants or other potentially dilutive securities.

5.         INCOME TAXES

Potential benefits of income tax losses are not recognized in the accounts until realization is more likely than not. At July 31, 2010, the Company has a net operating loss carryforward of $7,655, which expires in 2030.  Pursuant to ASC 740, the Company is required to compute tax asset benefits for net operating losses carried forward. Potential benefit of net operating losses have not been recognized in these financial statements because the Company cannot be assured it is more likely than not it will utilize the net operating losses carried forward in future years.

6.         SUBSEQUENT EVENTS

On September 8, 2010, the Company executed an engagement letter with a law firm to prepare a registration statement on Form S-1 in connection with its planned public offering of securities. The engagement letter provides for the Company’s payments to the law firm of $25,000 upon engagement ($15,000 was paid on September 13, 2010) and $10,000 on the date which the registration statement is declared effective by the Securities and Exchange Commission.

Until ________________, 2011, ninety days after the date of this prospectus, all dealers effecting transactions in our registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.                  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The estimated expenses of the offering (assuming all shares are sold), all of which are to be paid by the registrant, are as follows:

SEC Registration Fee	$5.58
Printing Expenses	200.00
Accounting Fees and Expenses	14,094.42
Legal Fees and Expenses	25,000.00
Transfer Agent Fees	700.00

TOTAL	$40,000.00

ITEM 14.                  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The only statute, charter provision, bylaw, contract, or other arrangement under which any controlling person, director or officer of the registrant is insured or indemnified in any manner against any liability which he may incur in his capacity as such, is as follows:

1.         Section 4 of our Articles of Incorporation filed as Exhibit 3.1 to this registration statement.

2.         Article IX of our Bylaws filed as Exhibit 3.2 to this registration statement.

3.         Nevada Revised Statutes, Chapter 78.

The general effect of the foregoing is to indemnify a control person, officer or director from liability, thereby making the company responsible for any expenses or damages incurred by such control person, officer or director in any action brought against them based on their conduct in such capacity, provided they did not engage in fraud or criminal activity.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers, and controlling persons against liability under the Act, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

ITEM 15.                  RECENT SALES OF UNREGISTERED SECURITIES.

During the past three years, the registrant has sold the following securities which were not registered under the Securities Act of 1933, as amended.

Name and Address	Date	Shares	Consideration
Zhihua Zhang	July 12, 2010	10,000,000	Cash of $10,000
21-2-6-1 JinHaiHua YuanDongYuan
XiGangQu, DaLian
LiaoNing
People’s Republic of China 116000

We issued the foregoing restricted shares of common stock to Ms. Zhang pursuant to Regulation S of the Securities Act of 1933. The sale of the shares to Ms. Zhang took place outside the United States of America and Ms. Zhang is a non-US person as defined in Regulation S. Further, no commissions were paid to anyone in connection with the sale of the shares and general solicitation was not made to anyone.

ITEM 16.                  EXHIBITS.

The following Exhibits are filed as part of this Registration Statement, pursuant to Item 601 of Regulation S-K.

Exhibit Number	Document Description
3.1*	Articles of Incorporation.
3.2*	Bylaws.
4.1*	Specimen Stock Certificate.
5.1*	Opinion of The Law Office of Conrad C. Lysiak, P.S., regarding the legality of the securities being registered.
23.1	Consent of Michael Studer CPA P.C., Independent Registered Public Accounting Firm.
23.2*	Consent of The Law Office of Conrad C. Lysiak, P.S.
99.1*	Subscription Agreement.

*           Previously filed.

ITEM 17.                  UNDERTAKINGS.

A.        The undersigned Registrant hereby undertakes:

(1)        To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(a)       include any prospectus required by Section 10(a)(3) of the Securities Act;

(b)       reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c)       include any additional or changed material information with respect to the plan of distribution.

(2)        That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)        To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)        For the purpose of determining liability under the Securities Act to any purchaser:

Each prospectus filed pursuant to Rule 424(b) under the Securities Act as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§§230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)        For the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(a)        Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 of this chapter;

(b)        Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(c)        The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(d)        Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

B.        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing of this amended Form S-1 Registration Statement and has duly caused to this amended Form S-1 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in LiaoNing, China, on this 31st day of January 2011.

FORTUNE VACATION TRAVEL LTD.

BY:	ZHIHUA ZHANG
Zhihua Zhang
President, President, Principal Executive Officer,
Principal Accounting Officer, Principal Financial
Officer, Secretary/Treasurer and sole member of the
Board of Directors

Pursuant to the requirements of the Securities Act of 1933, this amended Form S-1 Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

ZHIHUA ZHANG	President, Principal Executive Officer,	January 31, 2011
Zhihua Zhang	Principal Accounting Officer, Principal
Financial Officer, Secretary, Treasurer and
sole member of the Board of Directors

EXHIBIT INDEX

Exhibit Number	Document Description
3.1*	Articles of Incorporation.
3.2*	Bylaws.
4.1*	Specimen Stock Certificate.
5.1*	Opinion of The Law Office of Conrad C. Lysiak, P.S., regarding the legality of the securities being registered.
23.1	Consent of Michael Studer CPA P.C., Independent Registered Public Accounting Firm.
23.2*	Consent of The Law Office of Conrad C. Lysiak, P.S.
99.1*	Subscription Agreement.

*          Previously filed.